ASSET PURCHASE AGREEMENT

                                 by and among

                             ALLVEST CORPORATION,

                         ST. JOHN INVESTMENTS, INC.,

                               WILLIAM C. WEIMAR

                                      and

                           CORNELL CORRECTIONS, INC.


                           Dated as of June 20, 1998

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                               TABLE OF CONTENTS
                                                                     PAGE



ARTICLE 1 DEFINITIONS..................................................2
                 SECTION 1.1 Accounting Terms......................... 2
                 SECTION 1.2 Defined Terms............................ 2

ARTICLE 2 CLOSING......................................................2
                 SECTION 2.1 Closing.................................  2

ARTICLE 3 PURCHASE, SALE AND DELIVERY..................................2
                SECTION 3.1 Acquisition Assets.........................2
                SECTION 3.2 Excluded Assets............................5
                SECTION 3.3 Purchase Price.............................6
                SECTION 3.4 Allocation Reporting...................... 6

ARTICLE 4 LIABILITIES AND OBLIGATIONS..................................7
                SECTION 4.1 Liabilities Not Assumed by Purchaser...... 7

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE
          SHAREHOLDER..................................................8
                SECTION 5.1 Organization; Qualification............... 9
                SECTION 5.2 Authority; Enforceability................. 9
                SECTION 5.3 Subsidiaries.............................. 9
                SECTION 5.4 Conflicting Agreements and Other
                            Matters; Consents..........................9
                SECTION 5.5 No Default; Compliance with Laws..........10
                SECTION 5.6 Financial Statements......................11
                SECTION 5.7 No Undisclosed Liabilities................11
                SECTION 5.8 Absence of Certain Changes................11
                SECTION 5.9 Contracts, Agreements, Plans and
                            Commitments...............................12
                SECTION 5.10 Actions Pending..........................14
                SECTION 5.11 Environmental............................14
                SECTION 5.12 Insurance................................16
                SECTION 5.13 Title....................................17
                SECTION 5.14 Real Estate..............................17
                SECTION 5.15 Supplies.................................18
                SECTION 5.16 Employee Benefit Plans...................18
                SECTION 5.17 Employees and Labor Matters..............19
                SECTION 5.18 Intellectual Property Rights.............20
                SECTION 5.19 Relationships............................20
                SECTION 5.20 Certain Payments.........................21
                SECTION 5.21 Books and Records........................21
                SECTION 5.22 Condition and Sufficiency of Assets......21

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                SECTION 5.23 Client Bank Accounts.....................21
                SECTION 5.24 Studies, Etc.............................21
                SECTION 5.25 Accounts Receivable......................22
                SECTION 5.26 Taxes....................................22
                SECTION 5.27 Disclosure...............................22

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER.................23
                SECTION 6.1 Corporate Existence.......................23
                SECTION 6.2 Authority; No Conflicts...................23
                SECTION 6.3 Binding Agreement.........................23
                SECTION 6.4 Pending Litigation........................23
                SECTION 6.5 Regulatory Approvals......................23


ARTICLE 7 CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES........23
                SECTION 7.1 Employees.................................24
                SECTION 7.2 Taxes.....................................25
                SECTION 7.3 Consents..................................26
                SECTION 7.4 Title.....................................26
                SECTION 7.5 Surveys...................................27
                SECTION 7.6 Environmental Due Diligence...............27
                SECTION 7.7 Further Assurances........................28
                SECTION 7.8 Mail Received After Closing...............28
                SECTION 7.9 Bills and Payments Received
                            After Closing.............................28
                SECTION 7.10 Loss Due to Condemnation.................29
                SECTION 7.11 Loss Due to Casualty.....................29
                SECTION 7.12 Notice of Environmental Claims...........29
                SECTION 7.13 Schedules................................30
                SECTION 7.14 HSR Act..................................30
                SECTION 7.15 "Allvest" Name...........................30

ARTICLE 8 COVENANTS...................................................30
                SECTION 8.1 Sellers' and Shareholder's Covenants......30
                SECTION 8.2 Purchaser's Covenants.....................32

ARTICLE 9 CONDITIONS TO CLOSING.......................................33
                SECTION 9.1 Conditions to Obligations of Purchaser....33
                SECTION 9.2 Conditions to Obligations of Sellers38

ARTICLE 10 TERMINATION................................................39
                SECTION 10.1 Grounds for Termination..................39
                SECTION 10.2 Effect of Termination....................39

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ARTICLE 11 INDEMNIFICATION............................................40
                SECTION 11.1 Sellers' and Shareholder's
                             Indemnity Obligations....................40
                SECTION 11.2 Purchaser's Indemnity Obligations........41
                SECTION 11.3 Indemnification Procedures...............41
                SECTION 11.4 Determination of Indemnified Amounts.....43
                SECTION 11.5 Escrow...................................43
                SECTION 11.6 Limitation of Sellers' and
                             Shareholder's Liability..................43
                SECTION 11.7 Limitation of Purchaser's
                             Liability................................44

ARTICLE 12 MISCELLANEOUS..............................................44
                SECTION 12.1 Commissions..............................44
                SECTION 12.2 Survival................................ 45
                SECTION 12.3 Expenses.................................45
                SECTION 12.4 Notices..................................45
                SECTION 12.5 Entire Agreement.........................46
                SECTION 12.6 Governing Law............................46
                SECTION 12.7 Arbitration..............................46
                SECTION 12.8 Assignments and Third Parties............47
                SECTION 12.9 Severability.............................48
                SECTION 12.10 Amendments; No Waivers..................48
                SECTION 12.11 No Third Party Beneficiaries............48
                SECTION 12.12 Headings; Use of Certain Terms..........48
                SECTION 12.13 Counterparts............................48

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                                   EXHIBITS

Exhibit 1.2  Definitions
Exhibit 9.1(t)  Opinion of Sellers' Counsel
Exhibit 9.1(v)  Right of First Refusal
Exhibit 9.1(w)  Noncompetition Agreement

SCHEDULES

Schedule 3.1(a) Acquired Property
Schedule 3.1(d) Assumed Leases
Schedule 3.1(f) Motor Vehicles
Schedule 3.1(h) Contracts
Schedule 3.1(j) Permits
Schedule 5.3    Subsidiaries and Affiliates
Schedule 5.4    Conflicting Agreements and Other Matters; Consents
Schedule 5.5(a) No Default; Compliance with Laws and Regulations
Schedule 5.6    Financial Statements
Schedule 5.7    No Undisclosed Liabilities
Schedule 5.8    Absence of Certain Changes
Schedule 5.9    Contracts, Agreements, Plans and Commitments
Schedule 5.10   Actions Pending
Schedule 5.11   Environmental
Schedule 5.12   Insurance
Schedule 5.14   Real Estate
Schedule 5.16   Employee Benefit Plans
Schedule 5.17   Employees and Labor Matters
Schedule 5.18   Intellectual Property Rights
Schedule 5.19   Relationships
Schedule 5.22   Condition and Sufficiency of Assets
Schedule 5.23   Client Bank Accounts

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                           ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this "AGREEMENT"), dated June __ 1998, is by and among Allvest Corporation and St. John Investments, Inc. (both of which are Alaska corporations and are collectively referred to as "SELLERS"), William Weimar (the "SHAREHOLDER") and Cornell Corrections, Inc., a Delaware corporation ("PURCHASER").

      WHEREAS, Sellers are in the business of providing and operating adult pre-release correctional services and related facilities in Alaska and other states; and Sellers are also in the business of operating animal control services and facilities, community service patrols and other businesses in Alaska;

      WHEREAS, the Shareholder owns all of the issued and outstanding capital stock of Sellers and certain of the Acquired Properties (together with related Improvements and Appurtenances) and Motor Vehicles, as such terms are defined below;

      WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser wishes to purchase from Sellers and the Shareholder, and Sellers and the Shareholder wish to sell, transfer, assign and deliver to Purchaser substantially all of the assets and contract rights used by Sellers and the Shareholder in connection with the operation of Sellers' and the Shareholder's Alaska adult pre-release correctional services and related facilities, which include specifically the following centers:

                    Cordova Center, Anchorage, Alaska;
                    Midtown Center, Anchorage, Alaska;
                    Parkview Center, Anchorage, Alaska;
                    Tundra Center, Bethel, Alaska;
                    Northstar Center, Fairbanks, Alaska;

and all of Sellers' interests in prospective adult pre-release correctional services and related facilities (the foregoing facilities and related services and Sellers' interests in prospective adult pre-release correctional services and facilities are referred to in this Agreement as the "BUSINESS"); and

      WHEREAS, the Sellers and the Shareholder are making certain representations, warranties and indemnities herein, as an inducement to Purchaser to enter into this Agreement.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ASSET PURCHASE AGREEMENT            1
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                                    ARTICLE 1
                                   DEFINITIONS

      SECTION 1.1 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles and on a basis not inconsistent with those applied in the preparation of the financial statements referred to in SECTION 5.6 hereof.

      SECTION 1.2 DEFINED TERMS. As used in this Agreement, other words and terms have the meanings specified in EXHIBIT 1.2. Other capitalized terms have the meanings assigned to them elsewhere in this Agreement.

                                    ARTICLE 2
                                     CLOSING

      SECTION 2.1 CLOSING. The closing of the purchase and sale provided for herein (the "CLOSING") shall take place at the offices of First American Title Company of Alaska, 510 West Tudor Road, Anchorage, Alaska, (the "CLOSING AGENT") on or before August 14, 1998, or at such other place, time or date as may be agreed upon by the parties hereto. Subject to the provisions of SECTION 10.1, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder. For purposes of this Agreement, the date on which the Closing actually occurs is referred to as the "CLOSING DATE".

                                    ARTICLE 3
                           PURCHASE, SALE AND DELIVERY

      SECTION 3.1 ACQUISITION ASSETS. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Sellers and the Shareholder shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall acquire and purchase from Sellers and the Shareholder, subject to SECTION 3.2 hereof, all of the assets, properties and rights of Sellers and the Shareholder relating to the Business, including, without limitation, all of Sellers' and the Shareholder's right, title and interest in and to the following:

      (a) the fee simple interest in and to the properties described on SCHEDULE 3.1(A) (the "ACQUIRED PROPERTY" or "ACQUIRED PROPERTIES");

      (b) all buildings, structures, fixtures and other improvements located on the Acquired Properties (the "IMPROVEMENTS");

ASSET PURCHASE AGREEMENT            2

      (c) all right, title and interest of Sellers and the Shareholder in and to
(i) all easements, tenements, hereditaments, privileges and appurtenances in any way belonging to the Acquired Properties and the Improvements, (ii) any land lying in the bed of any highway, street, road, avenue or access way, open or proposed, in front of or abutting or adjoining the Acquired Properties and the Improvements, (iii) the use of all strips and rights of way, if any, abutting, adjacent, contiguous to or adjoining the Acquired Properties and the Improvements, and (iv) all other rights and appurtenances belonging or in any way pertaining thereto including, without limitation, all water, wastewater and other utility rights and capacities (the "APPURTENANCES");

      (d) all right, title and interest in, to and under all real property leases to which Sellers are a party as a tenant or lessee on the Closing Date and relating to the Business including, without limitation, those listed on
SCHEDULE 3.1(D) hereto (the "ASSUMED LEASES");

      (e) all of the machinery, equipment, trade fixtures, tools, furniture, computers, appliances, implements, spare parts, supplies, leasehold improvements, construction in progress and all other tangible personal property owned by Sellers or the Shareholder, or of which Sellers or the Shareholder have the current possession and use, on the Closing Date and relating to the Business, including those located in the Sellers' corporate offices located in the Barrow Street Office Building (as defined below) (collectively, the "EQUIPMENT");

      (f) all motor vehicles and rolling stock owned by Sellers or the Shareholder on the Closing Date and relating to the Business, including, without limitation, those listed on SCHEDULE 3.1(F) hereto (collectively, the "MOTOR VEHICLES");

      (g) all office supplies, kitchen supplies, laundry supplies, medical supplies, spare parts, safety equipment, maintenance supplies, other supplies used or consumed in the Business and other similar items which exist on the Closing Date (collectively, the "SUPPLIES");

      (h) all right, title and interest in, to and under all contracts (including, without limitation, all of the fee-for-service, operating and other contracts of Sellers), leases, agreements, equipment or other lease licenses, government contract awards, management agreements and building service agreements to which Sellers are a party on the Closing Date and relating to the Business or by which any of the Acquisition Assets (as hereinafter defined) are then bound including, without limitation, those listed on SCHEDULE 3.1(H) hereto and the Assumed Leases (collectively, the "CONTRACTS");

      (i) all goodwill and going concern value relating to the Business;

      (j) all right, title and interest in all licenses, permits, applications, registrations, exemptions, notices of intent, franchises, consents, waivers, variances, authorizations,

ASSET PURCHASE AGREEMENT            3
approvals and orders issued by any federal, state, municipal or other Governmental Authority (collectively, the "PERMITS") relating to the Acquisition Assets or the Business, including, without limitation, those listed on SCHEDULE 3.1(J) hereto;

      (k) all cash or cash equivalents representing fund accounts of Clients ("CLIENT BANK ACCOUNTS");

      (l) any software, patents, patent applications, processes, shop rights, formulas, brand names, trade secrets, servicemarks, trade names, trademarks, copyrights, intellectual property, drawings, and any similar items and related rights owned by or licensed to Sellers, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof and relating to the Business, including an irrevocable license to use the name "Allvest" in conjunction with Purchaser's name or trade names;

      (m) all rights under express or implied warranties from the suppliers of Sellers with respect to the Acquisition Assets, to the extent they are assignable;

      (n) all books, records, papers and instruments of whatever nature and wherever located that are in the possession or control of Sellers, that relate to the Business or the Acquisition Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, blueprints of the Improvements, if any, accounting and financial records relating to the Contracts, maintenance records, environmental records, analytical data and reports, correspondence with Governmental Authorities relating to the Business, supplier lists and other supplier data relating to the purchase of supplies, notices of claims or demands by third parties, and confidential information relating to the Business;

      (o) all personnel files and other materials relating to employees of Sellers who are to be offered employment by Purchaser as contemplated by SECTION
7.1 hereof; subject, however, to obtaining any legally required consent of an employee to the transfer of the employee's personnel file;

      (p) all records of compliance and noncompliance with the laws, regulations, ordinances and orders applicable to the Acquisition Assets or the Business;

      (q) all right, title and interest in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining to the Acquisition Assets or the Business;

      (r) subject to the exclusions set forth in SECTION 3.2 hereof, all other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted.

ASSET PURCHASE AGREEMENT            4
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      Subject to SECTION 3.2 hereof, all of the assets referenced in this
SECTION 3.1 are collectively referred to as the "ACQUISITION ASSETS".

      SECTION 3.2 EXCLUDED ASSETS. Notwithstanding SECTION 3.1 hereof, Sellers are not selling and Purchaser is not purchasing pursuant to this Agreement any of the following, all of which shall be retained by Sellers (collectively, the "EXCLUDED ASSETS"):

      (a) all of Sellers' interest in the animal control services contract and related assets and facilities; community service patrol contract and related assets and facilities; and any other business interest or asset of Sellers that is unrelated to the Business;

      (b) all of Sellers' interest in the adult pre-release correctional services and facilities located outside of Alaska;

      (c) all accounts receivable of Sellers arising from the Business and all other rights of Sellers to payment for services associated with the Business rendered prior to the Closing Date, whether or not they have been earned by performance or have been written-off or reserved against as a bad debt or doubtful account in any financial statements, (collectively, the "ACCOUNTS RECEIVABLE");

      (d) all prepaid items, deposits and other similar assets of Sellers which exist at the Closing Date;

      (e) all insurance policies relating to the Acquisition Assets, the Business and any underlying property on which the Business is or has been conducted and rights to make claims under any such current or prior insurance policy;

      (f) all cash of Sellers which exists at the Closing Date;

      (g) Sellers' interest in real property known as 600 Barrow Street, Anchorage, Alaska (the "BARROW STREET OFFICE BUILDING");

      (h) all employee benefit plans (as defined in ERISA) and all other similar benefit plans, programs, arrangements or commitments (whether written of oral) of Sellers; PROVIDED, HOWEVER, that Purchaser shall use its reasonable efforts to make available to the employees of Sellers hired by Purchaser participation in any employee benefit plan which Purchaser offers to its employees generally, subject to the terms of such plan.

      SECTION 3.3 PURCHASE PRICE. The aggregate consideration for the purchase of the Acquisition Assets shall be $20,000,000 (the "PURCHASE PRICE") consisting of and payable in accordance with the following:

ASSET PURCHASE AGREEMENT           5
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      (a) Prior to the execution of this Agreement, Purchaser has delivered to
Sellers the sum of $100,000, and contemporaneous with the execution of this Agreement, Purchaser has delivered to Sellers the sum of $150,000, which amounts collectively serve as an option fee (together with any interest thereon, the "OPTION FEE"). The Option Fee shall be applied against the Purchase Price at Closing. The refundability of the Option Fee shall be governed by the provisions of SECTION 10.2 of this Agreement.

      (b) Upon the terms and subject to the conditions hereof, at the Closing, Purchaser shall pay $250,000 (the "ESCROWED PURCHASE PRICE") of the Purchase Price to First National Bank of Anchorage (the "ESCROW AGENT"), to be held for up to ninety (90) days by the Escrow Agent and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement, in a form reasonably agreed to by the parties (the "ESCROW AGREEMENT"), to be executed by Purchaser and Sellers at the Closing.

      (c) At the Closing, creditors holding long-term indebtedness of Sellers shall be paid in full by the Closing Agent, which payments shall be applied against the Purchase Price. Sellers and the Shareholder shall by the Closing Date or as soon thereafter as practical, and in any event no later than thirty days after Closing, pay all of Sellers' and the Shareholder's trade accounts payable, any Excluded Liabilities (as defined in SECTION 4.1 below) to the extent identified at Closing and relating to the Business, and other liabilities related to or arising from the operation of the Business. Sellers' and the Shareholder's long-term indebtedness, trade accounts payable and other liabilities related to or arising from the operation of the Business are sometimes referred to herein as the "EXCLUDED DEBT."

      (d) At the Closing, Sellers shall credit toward the Purchase Price an amount equal to the accrued vacation pay assumed by Purchaser under SECTION 7.1(D).

      (e) Upon the terms and subject to the conditions hereof, at the Closing and in full satisfaction of the Purchase Price, Purchaser shall pay to Sellers and the Shareholder an aggregate amount equal to the Purchase Price LESS (i) the Option Fee, (ii) the Escrowed Purchase Price, (iii) the long-term indebtedness paid by the Closing Agent pursuant to SECTION 3.3(C) above, and (iv) the assumed accrued vacation pay pursuant to SECTION 3.3(D) above, by wire transfer to an account designated in writing by Sellers.

      SECTION 3.4 ALLOCATION REPORTING. Prior to the Closing Date the parties shall reasonably agree in writing upon an allocation of the Purchase Price (and any other items constituting consideration paid by Purchaser or received by Sellers and the Shareholder in connection with the disposition of the Acquisition Assets) among the Acquisition Assets; which allocations shall be used by Purchaser and Sellers as the basis for reporting asset values and other items for purposes of all required Tax Returns (including any Tax Returns required to be filed under Section 1060(b) of the Code and the Treasury regulations thereunder). Purchaser and Sellers shall not assert, in connection with any audit or other proceeding with respect to Taxes,

ASSET PURCHASE AGREEMENT            6
any asset values or other items inconsistent with the allocations agreed upon under this SECTION 3.4.

                                    ARTICLE 4
                           LIABILITIES AND OBLIGATIONS

      SECTION 4.1 LIABILITIES NOT ASSUMED BY PURCHASER. Except as otherwise provided in SECTION 7.1(D), Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any commitments, contracts, agreements or obligations or claims against, or Liabilities of, Sellers or the Shareholder whatsoever (and Sellers and the Shareholder will at all times indemnify and hold Purchaser harmless from and against any claim therefore or liability arising therefrom), including without limitation, the following (collectively, the "EXCLUDED LIABILITIES"):

      (a) any sales, use, income, franchise or other tax or charge, if any, which may become payable by reason of the sale and transfer of the Acquisition Assets under federal law or under the laws of any state, or may be imposed upon Sellers or the Shareholder by reason of receipt of the Purchase Price or relief from any liability pursuant to this Agreement;

      (b) any of the costs and expenses incurred in connection with the future operations of Sellers, and the costs and expenses of Sellers and the Shareholder incurred in negotiating, entering into and carrying out their obligations pursuant to this Agreement;

      (c) the trade accounts payable, accrued liabilities and any other liabilities of Sellers incurred in the course of Sellers' operations as of the Closing Date, any indebtedness (whether short-term or long-term) for borrowed money, together with all interest thereon, including but not limited to the Excluded Debt;

      (d) any commitments for which performance is required or liability arises prior to the Closing Date pursuant to the Contracts (provided that the rights thereunder have been duly and effectively assigned to Purchaser);

      (e) any Taxes for which Sellers are liable (taking into account the provisions of SECTION 7.2(A) hereof);

      (f) any prepayment penalties or other liabilities related to retiring or extinguishing any indebtedness of Sellers;

      (g) any liabilities arising out of or in connection with periods or activity prior to the Closing Date related to OSHA, EEOC, EPA or any other Governmental Authority, or any violation of law;

ASSET PURCHASE AGREEMENT            7

      (h) any liability or obligation (contingent or otherwise) of Sellers arising out of any claim, litigation, protest or proceeding threatened or pending on or before the Closing Date or any claim, litigation, protest or proceeding threatened or initiated after the Closing Date to the extent based on an act or omission of Sellers or any current or former officer, director, employee, agent or representative of Sellers, or the operation of the Business and/or Acquisition Assets occurring before the Closing Date, whether or not set forth on SCHEDULE 5.10;

      (i) any Environmental Claim and any claims, violations or alleged violations of Environmental Law, or conditions that could give rise to or relate to liability under Environmental Laws or similar legal requirements attributable or relating to the Acquisition Assets (including, without limitation, the operation thereof), the Business, the Sellers or the Shareholder, including any liability (including without limitation strict liability) or obligation arising under or relating to Environmental Laws with respect to the Business Property arising after the Closing Date resulting from, caused by or related to any act or omission of any third party or Sellers or any current or former officer, director, employee, agent, representative, tenant or invitee of Sellers which occurred on or prior to the Closing Date, or from the continuation of practices or operations with respect to the Acquisition Assets or the Business Property, that were occurring or in effect on or prior to the Closing Date;

      (j) any liability arising out of or in connection with Sellers' defective performance of any Contract or any express or implied warranty with respect to performance of any Contract prior to the Closing Date;

      (k) any liability or obligation arising out of any employee benefit plan (as defined in ERISA) and all other similar benefit plans, programs, arrangements or commitments (whether written or oral) of Sellers; and

      (l) any contingent or unknown liability of Sellers and/or the Shareholder.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                               AND THE SHAREHOLDER

      Sellers and the Shareholder, jointly and severally, represent, warrant and agree to and with Purchaser as follows:

      SECTION 5.1 ORGANIZATION; QUALIFICATION. Sellers are corporations duly organized, validly existing and in good standing under the laws of the State of Alaska. Sellers have heretofore delivered to Purchaser true, correct and complete copies of their articles of incorporation and bylaws, each as amended or restated through the date of this Agreement. Sellers have all requisite power and authority to own and operate their assets and properties and to carry on their business and the Business as it is now being conducted. Sellers are duly

ASSET PURCHASE AGREEMENT            8
licensed or qualified as foreign entities to do business and is in good standing in all jurisdictions wherein the character of the properties owned or held by them or the nature of the business transacted by them requires them to be so licensed or qualified.

      SECTION 5.2 AUTHORITY; ENFORCEABILITY. Sellers have all requisite corporate power and authority to enter into this Agreement. All necessary action on the part of Sellers has been taken to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and the Shareholder. This Agreement constitutes, as of the date hereof, and this Agreement and all documents and instruments required hereunder to be executed and delivered by Sellers and the Shareholder at or prior to Closing will constitute, on the Closing Date, legal, valid and binding obligations of Sellers and Shareholder enforceable against Sellers and Shareholder in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally.

      SECTION 5.3 SUBSIDIARIES. Except as set forth on SCHEDULE 5.3, Sellers do not have any Subsidiaries, nor do Sellers or the Shareholder hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person or otherwise have any Affiliates.

      SECTION 5.4 CONFLICTING AGREEMENTS AND OTHER MATTERS; CONSENTS. Neither Sellers nor the Shareholder are a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects their business, property or financial condition as of the date hereof. Except as set forth on SCHEDULE 5.4 hereto, the execution and delivery of this Agreement does not, the fulfillment of or compliance with the terms and provisions hereof will not, and the consummation of the transactions contemplated hereby will not:

      (a) violate or conflict with any provision of, or require any notice, consent, authorization or approval under, the articles of incorporation or bylaws of either Seller;

      (b) violate or conflict with any provision of, or require any filing, consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon either Seller or the Shareholder, or to which either Sellers' or the Shareholder's assets or properties are subject; or

      (c) conflict with, result in a material breach of, constitute a material default under (whether with notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, deed of trust, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which either Seller or the

ASSET PURCHASE AGREEMENT            9

Shareholder is a party or by which either Seller or the Shareholder is bound or to which either of Sellers' or the Shareholder's properties are subject or (ii) any material lease, license, contract or other agreement or instrument to which either Seller or the Shareholder is a party or by which either Seller or the Shareholder is bound or to which either of Sellers' or the Shareholder's assets or properties are subject.

      SECTION 5.5 NO DEFAULT; COMPLIANCE WITH LAWS AND REGULATIONS.

      (a) Except as set forth on SCHEDULE 5.5(A) and except where such default would not have a Material Adverse Effect, neither Sellers nor the Shareholder are in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, indenture, deed of trust, loan or credit agreement, or any other agreement or instrument evidencing indebtedness or borrowed money to which either Seller or the Shareholder is a party or by which either of Sellers or the Shareholder or any of their properties is bound, (ii) any judgment, order or injunction of any court or Governmental Authority or (iii) any other agreement, contract, lease or license, including but not limited to the Contracts and the Assumed Leases.

      (b) Except where such violation would not have a Material Adverse Effect, neither of the Sellers or the Shareholder is in violation of any law, regulation, order, judgment or decree of any federal or state court or Governmental Authority applicable to their business or operation.

      (c) Except where failure to hold a permit would not have a Material Adverse Effect, Sellers and the Shareholder hold all Permits as are necessary to carry on their business and the Business as currently conducted in compliance with all applicable laws rules, regulations and decisions of Governmental Authorities having jurisdiction over Sellers and the Shareholder, the Business and the Acquisition Assets. Neither Sellers or the Shareholder are in violation of any such Permit. All such Permits are in full force and effect, and no written or oral notice of suspension, revocation or cancellation thereof has been threatened, and Sellers and the Shareholder are fully authorized, subject to the approval of the licensing agencies, to assign to Purchaser such Permits. No approvals are necessary for the assignment of such Permits to Purchaser that have not been obtained by Sellers and upon assignment such Permits will not impose any restrictions, limitations, terms or conditions that were not in effect prior to such assignment.

      SECTION 5.6 FINANCIAL STATEMENTS. The financial statements (including any related schedules and notes) attached as SCHEDULE 5.6 (the "FINANCIAL STATEMENTS") are true, complete and correct, and fairly present the financial position of Sellers as of their respective dates and the results of operations of Sellers for the periods therein indicated, and were prepared in accordance with generally accepted accounting principles, on a basis consistent with prior years. Allvest Corporation's general ledger (the "General Ledger"), previously provided to Purchaser, is true, complete and correct. Except for ordinary and customary liabilities that have arisen in the ordinary course of business of Sellers since the date of the Financial Statements, Sellers do not

ASSET PURCHASE AGREEMENT            10
have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not reflected on the Financial Statements. Sellers shall provide monthly financial statements for the months ending after April 1998 as the same become available.

      SECTION 5.7 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 5.7, there is no existing, contingent or threatened liability, obligation, Lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to the Business or the Acquisition Assets or has been asserted or threatened to be asserted against Sellers or the Shareholder, other than liabilities arising after the date of the Financial Statements in the ordinary course of business consistent with past practice.

      SECTION 5.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed on SCHEDULE 5.8, since April 30, 1998, there has not been:

      (a) any material adverse change in the business, financial condition, properties, value or results of operations of the Business or the Acquisition Assets;

      (b) any material damage, destruction or loss suffered by Sellers, whether covered by insurance or not;

      (c) any sale, lease or other disposition of properties and assets of Sellers related to the Business, other than those in the ordinary course of business consistent with past practices;

      (d) any merger or consolidation of Sellers with any other Person or any acquisition by Sellers of the stock or business of another Person;

      (e) any cancellation of debt by Sellers or waiver of any claim or right of substantial value to Sellers;

      (f) any borrowing, agreement to borrow funds or guaranty by Sellers or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument to which either Seller is bound or by which either Seller or any of the Acquisition Assets are bound other than in the ordinary course of business and consistent with past practices;

      (g) any increase in the compensation payable or to become payable by Sellers to the directors, officers or employees of Sellers, any increase in benefits or benefit plan costs or any increase in any bonus, insurance, compensation or other benefit plan made for or with or covering any directors, officers or employees of Sellers outside of the ordinary course of business;

      (h) any employment, consulting, severance or indemnification agreement entered into or made by Sellers with any of their employees, or any collective bargaining

ASSET PURCHASE AGREEMENT            11
agreement or other obligation to any labor organization incurred or entered into by Sellers;

      (i) the creation or imposition of any Lien, other than a Permitted Encumbrance, on any of the Acquisition Assets;

      (j) the making of any unpaid capital commitment in excess of $10,000 in the aggregate related to the Business;

      (k) any amendment to the articles of incorporation or bylaws of Sellers;

      (l) any contract bid related to the Business for an amount in excess of $10,000;

      (m) any contract or commitment to do any of the foregoing; or

      (n) any imposition of any new or additional restriction, limitation, term or condition under any Permit or any Environmental Law.

      SECTION 5.9 CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. SCHEDULE 5.9 hereto sets forth a complete list of the following contracts, agreements, plans and commitments relating to the Business or the Acquisition Assets to which Sellers or the Shareholder are a party or by which Sellers or any of the Acquisition Assets or Business Property is bound as of the date hereof:

      (a) any contract, commitment or agreement that involves aggregate expenditures by Sellers of more than $10,000 per year;

      (b) any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the Business that involves aggregate expenditures by Sellers of more than $10,000;

      (c) any indenture, loan agreement or note under which Sellers or the Shareholder have outstanding indebtedness, obligations or liabilities for borrowed money;

      (d) any lease or sublease for the use or occupancy of real property, including but not limited to the Assumed Leases;

      (e) any agreement that restricts the right of Sellers to engage in any type of business;

      (f) any guarantee, direct or indirect, by any Person of any contract, lease or agreement entered into by Sellers;

      (g) any partnership, joint venture or construction and operation agreement;

ASSET PURCHASE AGREEMENT            12

      (h) any agreement of surety, guarantee or indemnification with respect to which Sellers are the obligor, outside of the ordinary course of business;

      (i) any contract that requires Sellers to pay for goods or services substantially in excess of their estimated needs for such items or the fair market value of such items;

      (j) any contract, agreement, agreed order or consent agreement that requires Sellers or the Shareholder to take any actions or incur expenses to remedy non-compliance with any Environmental Law; and

      (k) any other contract material to the Business.

      True, correct and complete copies of each of such contracts, agreements, plans and commitments have been delivered to or made available for inspection by Purchaser. All such contracts, agreements, plans and commitments (i) were duly and validly executed and delivered by Sellers and, to the best knowledge of Sellers, the other parties thereto and (ii) are valid and in full force and effect. Sellers have fulfilled all material obligations required of Sellers under each such contract, agreement, plan or commitment to have been performed by them prior to the date hereof, including timely paying all interest on their debt, including but not limited to the Excluded Debt, as such interest has become due and payable. Except as set forth on SCHEDULE 5.9, there are no counterclaims or offsets under any of such contracts, agreements, plans and commitments. The assignment of the Contracts to Purchaser in connection with the transactions contemplated herein will vest in Purchaser the right to operate the Business and Acquisition Assets under the terms of the Contracts and to use the Acquisition Assets in the manner currently operated and used by Sellers.

      All related party lease rental and general and administrative cost allocations with respect to the Contracts are reasonable.

      SECTION 5.10 ACTIONS PENDING. Except as set forth on SCHEDULE 5.10 hereto, there is no action, claim, suit, protest, investigation or proceeding pending or, to the best knowledge of Sellers, threatened against Sellers or the Shareholder, the Acquisition Assets, the Business, the Business Property or involving any properties or rights of Sellers or the Shareholder by or before any court, arbitrator or Governmental Authority. There is no action, claim, suit, investigation or proceeding pending or threatened against Sellers or the Shareholder which purports to affect the validity or enforceability of this Agreement or that seeks to prohibit, restrict or delay the consummation of the transactions contemplated hereby or that reasonably may be expected to have a Material Adverse Effect on Sellers or their assets or property. SCHEDULE 5.10 sets forth a summary description (including the cost to Sellers of each such lawsuit (including any settlements or judgments paid by Sellers and attorneys' fees incurred by Sellers) and the amount, if any, covered by insurance) of all current and prior lawsuits (which were filed or resolved within the last three years) by or against Sellers or any of Sellers' Affiliates.

ASSET PURCHASE AGREEMENT            13

      SECTION 5.11 ENVIRONMENTAL. Except as set forth on SCHEDULE 5.11 and without in any manner limiting any other representations and warranties set forth in this Agreement:

      (a) Neither Sellers, nor the Acquisition Assets, nor any Business Property, is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws in connection with the ownership, use, maintenance, operation of, or conduct of the Business or any Business Property.

      (b) Without in any manner limiting the generality of (a) above:

      (i) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Permits), no Materials of Environmental Concern have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), on, under or about any Business Property or transferred or transported to or from any Business Property, and no Materials of Environmental Concern have been generated, manufactured, stored, treated or disposed of, or in any other way released (and no release is threatened), on, under, about or from any property adjacent to any Business Property;

      (ii) Neither Sellers nor the Shareholder now, nor will they be in the future, as a result of the operation or condition of the Business, the Acquisition Assets, or any Business Property on or prior to the Closing Date, subject to any: (a) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off any Business Property; (b) reclamation, decontamination or Remediation requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

      (iii) There are no Environmental Claims known, pending or threatened against Sellers, the Shareholder, the Acquisition Assets, or any of the Business Properties;

      (iv) Sellers and all of their current Business Properties have all Permits necessary to comply with all Environmental Laws and have made all capital improvements necessary for compliance with all Environmental Laws (including, without limitation, for compliance with all Permits), and operation of Sellers' Business and each Business Property is in compliance in all material respects with all terms and conditions of such required Permits;

      (v) There are no, nor to the best knowledge of Sellers have there ever been any, storage tanks or solid waste management units (not exempt from permit requirements) located on or under any Business Property of Sellers, and there are

ASSET PURCHASE AGREEMENT            14
no Materials of Environmental Concern in, under or on any Business Property in an amount exceeding naturally occurring background levels for such geographic area or which would require reporting to any Governmental Authority or Remediation to comply with the most stringent requirements of Environmental Laws;

      (vi) To the best knowledge of Sellers, none of the off-site locations where Materials of Environmental Concern generated from any Business Property or for which Sellers have arranged for treatment, storage, or disposal has been nominated or identified as a facility requiring Remediation which is subject to an existing or potential claim under Environmental Laws;

      (vii) Neither the Sellers nor the Shareholder has been named as a potentially responsible party under, and no Business Property has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA or similar Environmental Laws, and no Business Property is subject to any claim or lien arising under Environmental Laws;

      (viii) Neither the Sellers nor the Shareholder has received any notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Permits, relating to the ownership, use, maintenance, operation of the Business, the Acquisition Assets or any Business Property, nor is there any basis for any of the foregoing, nor have Sellers voluntarily undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

      (ix) Sellers are not aware of any requirement of any Environmental Laws that will require future compliance costs on the part of Sellers in excess of Ten Thousand Dollars ($10,000) above costs currently expended in the ordinary course of business;

      (x) Sellers have filed all notices, notices of intent, notifications, financial security, waste management plans, waste generation reports, Form R and chemical inventory reports, or other applications and documents which are required to be obtained or filed by Sellers for the lawful operation of the Business or the use or operation of any Business Property; and

      (xi) No current Business Property (or equipment thereon) contains any asbestos containing materials or polychlorintated biphenyls in any form nor any wetland areas or other land subject to restricted development under Environmental Laws.

ASSET PURCHASE AGREEMENT            15

      (c) No improvements or alterations been made to any Business Property without a Permit where one was required, nor is there any unfulfilled order directive of any applicable Governmental Authority or casualty insurance company that any work of investigation, Remediation, repair, maintenance or improvement required to be performed on the Business Property;

      (d) With regard to any Business Property, there is no unfulfilled requirement that any environmental impact statement (or similar document) be prepared by or filed with any Governmental Authority to evaluate its impact on the environment; and

      (e) There is no consent necessary or application required to be filed under any Environmental Law to transfer the Acquisition Assets.

      SECTION 5.12 INSURANCE. SCHEDULE 5.12 hereto sets forth a list of all insurance policies owned by Sellers or the Shareholder by which Sellers, the Shareholder or any of their properties or assets are covered against present losses, all of which are now in full force and effect. No insurance has been refused with respect to any operations, properties or assets of Sellers or the Shareholder nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years. No insurance carrier has denied any claims made against any of the policies listed on SCHEDULE 5.12 hereto.

      SECTION 5.13 TITLE. Sellers and the Shareholder have good and marketable title to all of the Acquisition Assets and, except as noted in the Financial Statements, the Acquisition Assets are not subject to any Lien other than those liens securing long-term indebtedness to be paid at Closing and Permitted Encumbrances. Sellers have not received any written notice of any material adverse claim that has not been satisfied with respect to their title to any material Permit, right-of-way, easement or lease on or under which any of their facilities are located. Sellers enjoy peaceful and undisturbed possession under all material Permits or leases under which they are operating, and all such Permits and leases are valid, subsisting and in full force and effect with respect to the Sellers and to the knowledge of Sellers, with respect to the other parties thereto.

      SECTION 5.14 REAL ESTATE.

      (a) SCHEDULE 5.14 hereto contains an accurate and complete list of all real property owned in whole or in part by Sellers or the Shareholder as part of or related to the Business (including but not limited to the Business Property), and includes the name of the record title holder thereof and a list of all indebtedness or other obligations secured by any Lien thereon. Sellers and the Shareholder have good and marketable title in fee simple to all the real property owned by them, free and clear of any Lien, except for Permitted Encumbrances. None of the buildings, structures or appurtenances (or any equipment therein) located on any such currently owned or operated real property, nor the operation or maintenance thereof, violates in any respect any restrictive covenant, or

ASSET PURCHASE AGREEMENT            16
encroaches on any property owned by others. No condemnation proceeding is pending or, to the knowledge of Sellers, threatened which would preclude or impair in any material respect the use of such real property by Sellers for the purpose for which it is currently used.

      (b) SCHEDULE 5.14 hereto sets forth a list and summary description (including property location, parties and annual rental payments) of all leases, subleases, management agreements and other agreements as part of or related to the Business under which either of the Sellers is lessor or lessee of, or uses or occupies or allows the use or occupancy of, any real property, including but not limited to the Assumed Leases. All such leases, subleases and other agreements are valid and subsisting and in full force and effect.

      (c) The real and leased property listed on SCHEDULE 5.14 (i) has full and free access to and from highways, streets and roads and there is no proceeding pending or, to the knowledge of Sellers, threatened that could result in the termination of or material limitations on such access (ii) is connected to and serviced by utilities and public services all of which are adequate for the use of the real property listed thereon as the Business is currently conducted, and
(iii) is zoned, platted and permitted for use in the manner in which it is currently being used. Sellers have not experienced during the three years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of the Business during such period and no such material interruption is, to the knowledge of Sellers, threatened.

      SECTION 5.15 SUPPLIES. The Supplies of Sellers are of a quantity and quality that have been normal for Sellers in the ordinary course of business of Sellers and are owned by Sellers free and clear of any Liens.

      SECTION 5.16 EMPLOYEE BENEFIT PLANS.

      (a) Each Plan and each Benefit Program (defined in SECTION 5.16(B)(IV) below) is listed on SCHEDULE 5.16 hereto. No Plan or Benefit Program is or has been (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code or (iii) a "multi-employer plan" as defined in Section 3(37) of ERISA, nor have Sellers contributed to, or ever had any obligation to contribute to, any multi-employer plan. Each Plan and Benefit Program intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on SCHEDULE 5.16 and is so qualified. No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of the Sellers other than as required by COBRA (as hereinafter defined). There are no claims pending with respect to, or under, any Plan or any Benefit Program,

ASSET PURCHASE AGREEMENT            17
other than routine claims for benefits, and there are no disputes or litigation pending or, to the knowledge of Sellers, threatened, with respect to any such Plans or Benefit Programs.

      (b) Sellers have heretofore delivered to Purchaser true and correct copies of the following, if any:

      (i) each Plan and each Benefit Program listed on SCHEDULE 5.16, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

      (ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Plans or Benefit Programs, including all amendments to such documents to the date hereof;

      (iii) each management or employment contract or contract for personal services and a complete description of any understanding or commitment between Sellers and any officer, consultant, director, employee or independent contractor of Sellers;

      (iv) a complete description of each other plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other benefits for any officer, director or employee of Sellers or members of their families (other than directors' and officers' liability policies), whether or not insured (a "BENEFIT PROGRAM"); and

      (c) Except as may be disclosed in SCHEDULE 5.17, neither Seller has any contract, commitment or arrangement providing for bonuses, compensation, commissions or other compensation to any consultant, employee, director or independent contractor of Sellers.

      (d) Each Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable laws, rules and regulations. Sellers have no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

      (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in any contractual obligation of Sellers to make payments, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or other payments, or increase benefits under any Plan or any Benefit Program.

      SECTION 5.17 EMPLOYEES AND LABOR MATTERS.

ASSET PURCHASE AGREEMENT            18

      (a) Attached as SCHEDULE 5.17 is a true and complete list (the "EMPLOYEE SCHEDULE ") of all employees of Sellers listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, Sellers' vehicles, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written agreement with Sellers. As of the date of this Agreement and as of the Closing Date, Sellers have not entered into any agreement or agreements pursuant to which the combined annual payroll of Sellers, including projected pay increases, overtime and fringe benefit costs, required to operate the Business (including all administrative and support personnel) would be greater than as listed on the Employee Schedule. Set forth on SCHEDULE 5.17 is a detailed description of all health, dental, life and disability insurance plans of Sellers and a description of the cost per employee under each such plan for individual coverage as well as for coverage of such employee's dependents.

      (b) Except as set forth on SCHEDULE 5.17, Sellers are not a party to or bound by any written employment agreements or commitments, other than on an at-will basis. Sellers are in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of their employees and are not engaged in any unfair labor practice. All employees of Sellers who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the knowledge of Sellers, threatened against Sellers with respect to the Business and, during the past five years, Sellers have not experienced a work stoppage with respect to the Business.

      (c) Except as set forth on SCHEDULE 5.17, (i) Sellers are not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of Sellers and no such agreement or contract has been requested by any employee or group of employees of Sellers, nor has there been any discussion with respect thereto by management of Sellers with any employees of Sellers, (ii) Sellers are not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of Sellers, or
(iii) there is not currently pending, with regard to any of their facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of Sellers.

      SECTION 5.18 INTELLECTUAL PROPERTY RIGHTS. Except as set forth on SCHEDULE 5.18, all patents, trademarks (whether registered or not), trade names, computer software, copyrights and patent or know-how licenses (wherein Sellers are either licensee or licensor) and any other intellectual property of Sellers (the "INTELLECTUAL PROPERTY RIGHTS") are lawfully owned, possessed or used by Sellers, as the case may be. No past due royalties or other payments subsequent to the Closing Date are or will be required to be paid to any Person who is the licensor under such

ASSET PURCHASE AGREEMENT            19
license agreements as they currently exist, and Sellers are not now nor upon consummation of the transactions contemplated hereby will be in default in any obligation with respect to any agreement with others concerning the Intellectual Property Rights. There is no existing or threatened infringement, misuse or misappropriation by others of the Intellectual Property Rights; there is no pending or threatened claim by Sellers against others for any such infringement, misuse or misappropriation; and there is no pending judicial proceeding involving any claim, and Sellers have not received any notice or claim of any infringement, misuse or misappropriation by Sellers of any patent, trademark, trade name, copyright, Intellectual Property Rights license or similar right owned by any third party during the past five years.

      SECTION 5.19 RELATIONSHIPS. Except as set forth on SCHEDULE 5.19, the Sellers have not received notice from any supplier or from any party to any Contract involving more than $10,000 annually with Sellers (each a "CONTRACT PARTY"), during the past two years that such supplier or Contract Party intends to discontinue doing business with Sellers, and no supplier or Contract Party during the past two years has indicated any intention (a) to terminate its existing business relationship with Sellers or (b) not to continue its business relationship with Sellers, whether as a result of the transactions contemplated hereby or otherwise. Except as set forth on SCHEDULE 5.19, neither of the Sellers have entered into any related party transaction (i.e. any transaction with any Affiliate) during the past year. All related party transactions will be terminated as of Closing. The consummation of the transactions contemplated in this Agreement, including but not limited to assignment of the Contracts by Sellers to Purchaser, will not affect Purchaser's rights to any previous grants to, or contracts with Sellers.

      SECTION 5.20 CERTAIN PAYMENTS. Neither Sellers nor any officer, director or employee of Sellers has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of Sellers (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other Person or (b) any unlawful contribution to any domestic or foreign political party or candidate (other than from personal funds of such officer, director or employee not reimbursed by Sellers or as permitted by applicable law).

      SECTION 5.21 BOOKS AND RECORDS. The corporate minute books, and other corporate records of Sellers are correct in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and tax records and all other records of every type and description that relate to the business of Sellers have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with generally accepted accounting principles and applicable laws and regulations. All such books and records are located in the offices of Sellers.

      SECTION 5.22 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth on
SCHEDULE 5.22, the Improvements and Equipment are structurally sound, are in good operating condition

ASSET PURCHASE AGREEMENT            20
and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put, and Sellers are not aware that any of such Improvements or Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on SCHEDULE 5.22, the Equipment and Motor Vehicles reflected in SCHEDULE 3.1(F) (except any such tangible property disposed of or acquired in the ordinary course of business) constitute all of the operating assets held for use or used in connection with the Business, and are sufficient for the continued conduct of the Business at the Closing in substantially the same manner as conducted prior to the Closing.

      SECTION 5.23 CLIENT BANK ACCOUNTS. SCHEDULE 5.23 lists each of the Client Bank Accounts. All Client Bank Accounts will be properly reconciled on or prior to Closing and at Closing will contain all deposits and monies owed to Clients as of Closing.

      SECTION 5.24 STUDIES, ETC. Sellers have provided to Purchaser all formal studies, reports, plans, analyses or similar documents (including all drafts thereof and whether prepared by Sellers or third parties at Sellers' request or others) that are in Sellers' possession or control relating to Materials of Environmental Concern and Environmental Laws or relating to the Business, any Business Property or the Improvements.

      SECTION 5.25 ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Financial Statements represent sales actually made in the ordinary course of business and are collectible in the ordinary course of business, except as reflected in any reserve for doubtful accounts, which has been determined in accordance with generally accepted accounting principles and on a basis consistent with prior years.

      SECTION 5.26 TAXES.

      (a) Sellers and the Shareholder have caused to be duly filed in a timely manner with the appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to the Business and the Acquisition Assets and has caused to be paid or deposited all Taxes (including estimated Taxes) required with respect to the periods covered by such Tax Returns or by any taxing authority. All Taxes required to be collected or withheld with respect to the Business or the Acquisition Assets have been duly collected or withheld, and all Taxes with respect to the Business and the Acquisition Assets required under generally accepted accounting principles to be accrued on the financial statements of Seller have been so accrued.

      (b) No liens with respect to Taxes exist, and Sellers and the Shareholder have no reason to expect that any lien with respect to Taxes will arise, on or with respect to the Business or the Acquisition Assets, except for liens imposed by law and incurred in the ordinary course of business for obligations not yet due. No extension of time is in effect with respect to the date on which any Tax Return is to be filed by or with respect to the Business or the Acquisition Assets. There are no outstanding agreements or waivers extending the

ASSET PURCHASE AGREEMENT            21
period for assessment or collection of any Taxes relating to the ownership or operation of the Business or the Acquisition Assets.

      (c) There is no pending action, proceeding or investigation, and, no action, proceeding or investigation has been threatened by any Governmental Authority, for assessment or collection of Taxes with respect to the Business or the Acquisition Assets. No claim for assessment or collection of Taxes has been asserted during the past five years and no actual or proposed assessment has been made with respect to Taxes relating to the ownership or operation of the Business or the Acquisition Assets.

      SECTION 5.27 DISCLOSURE. To the best knowledge of Sellers, there is no fact known to Sellers that has specific application to the Business (other than general economic or industry conditions) that would have a Material Adverse Effect that has not been set forth in this Agreement or in the Schedules attached hereto.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Sellers that:

      SECTION 6.1 CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in all jurisdictions wherein the nature of its business or ownership of its assets require such qualification.

      SECTION 6.2 AUTHORITY; NO CONFLICTS. Purchaser has all requisite corporate power to carry on its business as presently conducted, to enter into this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Purchaser's charter, bylaws, any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any law applicable to Purchaser. Prior to Closing, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will have been duly and validly authorized by all requisite corporate action on the part of Purchaser. There is no action, claim, suit, arbitration, investigation or proceeding pending or threatened against Purchaser which purports to affect the validity or enforceability of this Agreement or that seeks to prohibit, restrict or delay the consummation of the transactions contemplated hereby.

      SECTION 6.3 BINDING AGREEMENT. This Agreement constitutes, as of the date hereof, and this Agreement and all documents and instruments required hereunder to be executed and delivered by Purchaser at Closing will constitute, on the Closing Date, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally.

ASSET PURCHASE AGREEMENT            22

      SECTION 6.4 PENDING LITIGATION. There is no action, claim, suit, investigation or proceeding pending, or, to the best knowledge of Purchaser, threatened against Purchaser which purports to affect the validity or enforceability of this Agreement or that seeks to prohibit, restrict, delay or enjoin the consummation of the transactions contemplated hereby.

      SECTION 6.5 REGULATORY APPROVALS. Except with respect to Purchaser's applications for required licenses or permits and filings or approvals under the HSR Act, no filings or other regulatory approvals are required to be filed or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement prior to the consummation of the transactions contemplated herein.

                                    ARTICLE 7
              CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

      SECTION 7.1 EMPLOYEES.

      (a) Purchaser may, but shall not be obligated to, offer employment to any of the employees of the Sellers. Sellers will not solicit, or endeavor to solicit, after the Closing Date any employee or discourage any such person from accepting such employment with Purchaser. Sellers have not made any representations or promises, oral or written, to employees of Sellers concerning employment by Purchaser.

      (b) Purchaser shall not be responsible for any costs, obligations or liabilities which may result from the termination of employment by Sellers of any employee of the Business not hired by Purchaser as of the first payroll date after the Closing; PROVIDED, HOWEVER, Purchaser shall be responsible for and shall assume any and all costs, obligations or liabilities directly related to the termination by Purchaser of any employee of the Business who is hired by Purchaser on or after the Closing Date solely to the extent that such costs, obligations or liabilities relate directly to the period beginning with the hiring of such employee by Purchaser and ending with such termination by Purchaser. Purchaser makes no representation with respect to the comparability of Purchaser's employee benefits to those offered by Sellers. Purchaser specifically disclaims any obligation to remunerate employees of Sellers who, following the Closing Date, will be employed by Purchaser, at levels comparable to the aggregate remuneration provided to such employees while employed by Sellers. Prior to the Closing Date, Sellers shall have taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the "WARN ACT") to the extent it is subject to the WARN Act, and Purchaser shall not have any disclosure or announcement obligations or any other responsibilities under the WARN Act as a result of the transactions contemplated by this Agreement.

      (c) Sellers shall take such actions as they deem appropriate to terminate, modify, alter or amend the existing Plans or Benefit Programs with respect to employees of the Business due to the transactions contemplated by this Agreement. Purchaser does not

ASSET PURCHASE AGREEMENT            23
and shall not assume any of such Plans or Benefit Programs, including, without limitation, any severance plans of Sellers.

      (d) Sellers shall be solely responsible for and shall pay in full to all of Sellers' employees all compensation, bonuses and other payments, and all sick pay, vacation pay, and any other benefits otherwise payable under the Benefit Programs, accrued to the Closing for which Sellers are obligated thereunder, and Sellers shall satisfy all such obligations to such employees; provided, however, in the case of employees who accept employment offered to them by Purchaser, Purchaser shall credit to each employee the vacation (to the extent credited against the Purchase Price pursuant to SECTION 3.3.(D)) accrued by the employee through the Closing Date and Sellers shall credit toward the Purchase Price an amount equal to the pay associated with the accrued vacation leave assumed by Purchaser.

      (e) Sellers will retain responsibility for, and continue to pay, all hospital, medical, life insurance, disability, supplemental unemployment and all other welfare plan expenses and benefits for each Sellers' employee hired by Purchaser (and covered dependents) with respect to claims incurred by such employee or their covered dependent prior to the Closing. Sellers will retain responsibility for, and continue to pay, any life, health or other welfare benefits payable to each former employee of Sellers who terminated employment with Sellers (and their dependents) prior to the Closing in respect of claims incurred on their behalf prior to the Closing. For purposes of this paragraph, a claim is deemed incurred when the event that first gave rise to the claim occurred, notwithstanding the fact that such benefits may be paid at a subsequent date.

      (f) Sellers are responsible for any liabilities that may arise with respect to application of Section 4980B of the Internal Revenue Code of 1986 or
Part 6 of Subtitle B of Title I of ERISA ("COBRA") with respect to any of their employees or covered dependents as a result of the transactions contemplated by this Agreement, as well as for any prior COBRA violations which occurred prior to Closing. Purchaser is not a successor employer for COBRA purposes.

      (g) Purchaser is not, and shall not be deemed to be, a successor employer to Sellers with respect to any Plans or Benefit Programs; and no plan or other program adopted or maintained by Purchaser after the Closing is or shall be deemed to be a "successor plan", as such term is defined in ERISA or the Code, of any such Plan or Benefit Program.

      SECTION 7.2 TAXES.

      (a) LIABILITY FOR TAXES. Sellers shall be liable for, and shall indemnify and hold Purchaser and their Affiliates harmless from, (i) all Taxes that are imposed on or incurred by Sellers, (ii) all Taxes that are imposed on or incurred with respect to the Acquisition Assets or the Business for any taxable period ending on or before the Closing Date, (iii) a

ASSET PURCHASE AGREEMENT            24
portion, determined as described below, of any Taxes that are imposed on or incurred with respect to the Acquisition Assets or the Business for any taxable period beginning prior to and ending after the Closing Date ("STRADDLE PERIOD") which is allocable to the period ending on or before the Closing Date, but not otherwise, (iv) any Taxes payable as a result of a breach by Sellers of any of the representations set forth in Section 5.26 hereof, and (v) any attorneys' fees or other costs incurred by Purchaser or its Affiliates in connection with any payment from Sellers under this SECTION 7.2(A). The determination of the portion of any Taxes imposed on or incurred with respect to the Acquisition Assets or the Business for a Straddle Period which is allocable to the period ending on or before the Closing Date shall be made, in the case of ad valorem, property or similar Taxes, if any, which are not measured by or based upon production, or franchise or capital Taxes which are not measured by or based upon net income, by allocating such Taxes on a per diem basis, and, in the case of all other Taxes, by assuming that the period ending on or before the Closing Date constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period.

      (b) TAX RETURNS. Sellers shall be responsible for the preparation and filing of any Tax Return relating to the Acquisition Assets or the Business that is originally due on or before the Closing Date. Purchaser shall be liable for the preparation and filing of all other Tax Returns that relate to the Acquisition Assets or the Business. Sellers shall be responsible for the preparation and filing of any Tax Return relating to the Sellers and Purchaser shall be responsible for the preparation and filing of any Tax Return relating to the Purchaser corresponding to periods of time before and after the closing.

      (c) RIGHT TO REFUNDS. If Sellers, on the one hand, or Purchaser, on the other hand, receive a refund of any Taxes for which the other is liable, then the party receiving such refund shall, within 10 days after its receipt, remit it to the other party.

      (d) RECAPTURE AND TRANSFER TAXES. Notwithstanding any other provisions set forth herein, Sellers shall be liable for any transfer and recapture taxes incurred by Sellers and/or Purchaser relating to the sale by Sellers of the Acquired Property and Improvements to Purchaser as contemplated in this Agreement.

      (e) OTHER TAXES. Except as expressly set forth in SECTION 7.2(D) above, Sellers shall be liable for and pay, and shall indemnify and hold Purchaser harmless from all transfer, sales, use, gross receipts, stamp, value added, excise, or similar Taxes imposed on or relating to the sale or transfer of the Acquisition Assets or the Business.

      SECTION 7.3 CONSENTS. Sellers shall use best efforts to procure all consents, novations, approvals or waivers in a form reasonably satisfactory to Purchaser which must be obtained by Sellers pursuant to this Agreement or which are necessary to assign the Contracts and transfer any other Acquisition Assets to Purchaser. At the Closing, Purchaser may, but shall not be obligated to, elect to close the transactions contemplated hereby, notwithstanding the fact that Sellers may have failed to obtain consents to the transfer.

ASSET PURCHASE AGREEMENT            25

      SECTION 7.4 TITLE.

      (a) Sellers and the Shareholder have caused First American Title Insurance Company (the "TITLE COMPANY"), to furnish Purchaser a Commitment for Title Insurance (the "COMMITMENT") from the Title Company addressed to Purchaser covering (i) each Acquired Property and the Improvements and (ii) each Assumed Lease requested by Purchaser, pursuant to which the Title Company shall commit to issue to Purchaser an Owner's Policy of Title Insurance (the "TITLE POLICY"), together with legible copies of all instruments described in the Commitment evidencing defects in, exceptions or objections to or encumbrances upon title to each Acquired Property and the Improvements. Seller shall bear all costs associated with the Commitment and Title Policy.

      (b) Sellers shall have provided Purchaser with a report of searches made of the Uniform Commercial Code Records in jurisdictions determined by Purchaser in the name of Sellers (the "UCC SEARCHES"), evidencing any Liens relating thereto granted by Sellers. Purchaser shall bear all costs associated with the UCC Searches.

      (c) Purchaser shall have 15 business days following receipt of the later of the Commitment provided for in this SECTION 7.4 and the Survey provided for in SECTION 7.5 hereof to deliver to Sellers its written objections to any matters reflected in the Commitment or the Survey (as defined below). Any such matters which are not objected to by Purchaser within said 15 business days shall all be considered Permitted Encumbrances. Sellers and the Shareholder shall in good faith diligently work to have the title and survey exceptions raised by Purchaser, other than the Permitted Encumbrances, cured or removed to the reasonable satisfaction of Purchaser within 15 days after Purchaser notifies Sellers in writing of such exceptions or objections. If Sellers and the Shareholder fail to cure or satisfy such objections for any reason within such time period, Purchaser may either (i) accept conveyance of title to the Acquired Properties, the Improvements and the Assumed Leases subject to such uncured matters and proceed with the Closing contemplated herein (in which event all such matters shall be deemed Permitted Encumbrances), or (ii) give written notice to Sellers electing to terminate this Agreement pursuant to ARTICLE 10 hereof.

      SECTION 7.5 SURVEYS. At the option of the Purchaser, Sellers may cause surveys (the "SURVEYS") of (i) each of the Acquired Properties, (ii) each of the Improvements and (iii) each of the Properties which are the subject of Assumed Leases as requested by Purchaser, to be made by a licensed surveyor. The Surveys shall be acceptable to Purchaser and the Title Company and shall contain a certification in favor of Purchaser and the Title Company that the Surveys are correct and accurate and that the Properties are free of encroachments, except as shown, the form and content of which certification shall be approved by the Purchaser and the Title Company. Purchaser shall bear all costs associated with the Surveys.

ASSET PURCHASE AGREEMENT            26

      SECTION 7.6 ENVIRONMENTAL DUE DILIGENCE. Sellers and the Shareholder hereby grant to Purchaser, and its counsel, accountants, consultants and other representatives, such access to the Acquired Properties, Improvements, personnel and records (including without limitation for purposes of conducting site inspections, asbestos surveys, or sampling and analyses of soil, groundwater or other media) as Purchaser may reasonably request, including for the purpose of conducting an investigation of the (a) compliance of Sellers and the Shareholder and any of their Business Properties with applicable Environmental Laws, and (b) the exposure to, presence, release, or any aspect of management, handling, or use of Materials of Environmental Concern at any such facility ("ENVIRONMENTAL DUE DILIGENCE"). All costs associated with the Environmental Due Diligence shall be paid by Purchaser; provided, however, if Closing does not occur, Sellers shall cause, at their expense, (x) any investigation-derived waste generated or created in connection with performance of the Environmental Due Diligence (including without limitation, drill cuttings, purged or developed water, or sample remnants) to be disposed in compliance with applicable Environmental Laws, and (y) any wells or borings installed during the Environmental Due Diligence to be plugged and abandoned. Sellers shall be responsible for executing on their own behalf any and all manifests, shipping documents, plugging and abandoning reports and similar documents in connection with their obligations hereunder, and Sellers agree to indemnify and hold Purchaser harmless from and against any and all claims, liabilities, damages and causes of action arising out of Sellers' failure to fulfill the obligations under this Section. Sellers and Shareholder shall provide to Purchaser copies of all (a) Permits, (b) reports or results of all inspections, audits, assessments, and analytical data and (c) such other information as Purchaser may reasonably request in the possession or control of Sellers or the Shareholder regarding any of Sellers' or the Shareholder's current or prior facilities or operations associated with the Business and relating to (i) compliance with applicable requirements of Environmental Laws or (ii) the exposure to, presence, release, or any aspect of management, handling, or use of Materials of Environmental Concern.

      SECTION 7.7 FURTHER ASSURANCES. Sellers, the Shareholder and Purchaser shall execute and deliver to the other, at the Closing or thereafter, any other instrument which may be requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to transfer any Acquisition Assets identified after the Closing or to obtain any consents or licenses necessary for Purchaser to operate the Business in the manner operated by Sellers prior to Closing.

      SECTION 7.8 MAIL RECEIVED AFTER CLOSING. Following the Closing, Purchaser may receive and open all mail addressed to Sellers and, to the extent that such mail and the contents thereof relate to the Business or the Acquisition Assets, deal with the contents thereof in its discretion. Purchaser shall notify Sellers of (and provide Sellers' copies of the relevant portions of) any mail that obliges Sellers to take any action or indicates that action may be taken against Sellers. To the extent that such mail and the contents thereof do not relate to the Business or the Acquisition Assets, such mail and the contents thereof shall be promptly forwarded to Sellers at Sellers' address for notices set forth in
SECTION 12.4, or at such other address as may be designated in writing by Sellers.

ASSET PURCHASE AGREEMENT            27

      SECTION 7.9 BILLS AND PAYMENTS RECEIVED AFTER CLOSING. Purchaser shall promptly send Sellers any bills or other notices that payment is due that Purchaser receives after Closing related to obligations of Sellers not assumed by Purchaser under this Agreement, and Sellers shall timely pay such bills or other debts on or before the date that such bills are due. Sellers shall promptly send Purchaser any bills or other notices that payment is due that Sellers receive after Closing related to obligations of Sellers expressly assumed by Purchaser under this Agreement, and Purchaser shall timely pay such bills or other debts on or before the date that such bills are due. Sellers and Purchaser shall each promptly send to the other any payments received by them after Closing that is an asset of the other.

      SECTION 7.10 LOSS DUE TO CONDEMNATION. In the event of a condemnation proceeding commenced on or before the Closing Date with respect to all or any material portion of any of the Acquired Properties or the Improvements, Purchaser may, upon written notice to Sellers given within 10 days of receipt of written notice of such event, terminate this Agreement pursuant to ARTICLE 10 of this Agreement. In the event that Purchaser does not elect to terminate, then this Agreement shall remain in full force and effect, and the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that Sellers shall assign to Purchaser at Closing all of Sellers' and the Shareholder's rights and interests in and to any condemnation awards which have been paid or are or become payable to Sellers or the Shareholder.

      SECTION 7.11 LOSS DUE TO CASUALTY. In the event of a Substantial Loss or Damage (defined below) to any of the Acquired Properties or the Improvements by fire or other casualty prior to the Closing Date, Purchaser may, upon written notice to Sellers within 10 days of receipt of written notice of such event, terminate this Agreement pursuant to ARTICLE 10 of this Agreement. In the event that Purchaser does not elect to terminate, then this Agreement shall remain in full force and effect, and the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that Sellers may elect, with the consent of Purchaser, such consent not to be unreasonably withheld, to repair the damaged property or improvement prior to Closing. In the event Sellers elect not to repair the property, Sellers and the Shareholder shall assign to Purchaser at Closing all of Sellers' and the Shareholder's rights and interests in and to any insurance proceeds which have been or are or become payable to Sellers and the Shareholder as a result of such damage or loss, less reasonable costs and attorneys fees of Sellers and Shareholder in connection therewith plus the amount of the deductible delivered to Purchaser in cash. "SUBSTANTIAL LOSS OR DAMAGE" shall mean a loss or damage of 10% or more of the square footage of the Improvements or material damage to a particular Acquired Property or Improvement which results in the loss of the use thereof for a period exceeding six months. In the event of a loss or damage arising prior to the Closing Date that constitutes less than a Substantial Loss or Damage by fire or other casualty, Purchaser shall not have the right to terminate this Agreement pursuant to this SECTION 7.11; HOWEVER, Sellers and Shareholder shall assign to Purchaser at Closing all of Sellers' and Shareholder's rights and interests in and to any insurance proceeds which have been or are or become payable to Sellers or the Shareholder as a result of such damage or loss.

ASSET PURCHASE AGREEMENT            28

      SECTION 7.12 NOTICE OF ENVIRONMENTAL CLAIMS. Sellers shall give prompt written notice to Purchaser of the commencement of any Environmental Claim, or inspection by any Governmental Authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding such Environmental Claim, any developments in connection therewith, and, as applicable, Sellers' anticipated or actual response thereto.

      SECTION 7.13 SCHEDULES. A Schedule to this Agreement shall not be considered deficient for an inadvertent failure to disclose certain information required to be disclosed on such Schedule if the same information is disclosed on another Schedule for the same purpose.

      SECTION 7.14 HSR ACT. Sellers, the Shareholder and Purchaser shall make all filings required of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR ACT"), and shall fully comply with the provisions of the HSR Act, the rules and regulations promulgated thereunder and with all requests for information from the Federal Trade Commission and the Department of Justice. All information contained in such filings under the HSR Act shall be accurate and complete and such filings will not include any incorrect statements or omit to include any information necessary to make the statements therein not misleading. The Sellers shall provide Purchaser with true and correct copies of all filings made by Sellers and the Shareholder under the HSR Act. The Purchaser shall pay the filing fee associated with the HSR Act filings.

      SECTION 7.15 "ALLVEST" NAME. Sellers grant to Purchaser an irrevocable license to use the name "Allvest" in conjunction with Purchaser's name or trade names. Allvest Corporation need not change its corporate name and may continue doing business under the name "Allvest," standing alone or in conjunction with other trade names; provided that Allvest Corporation may not use Purchaser's name or any of Purchaser's trade names.

      SECTION 7.16 TRANSITION FACILITIES AND PERSONNEL. For a period of six months after the Closing Date, (i) Purchaser shall be permitted to lease the Sellers' corporate offices in the Barrow Street Office Building for a monthly rental of $4,166, and (ii) Purchaser shall allow the former employees of the Sellers hired by Purchaser to assist Sellers with Sellers' continuing operations and businesses retained by Sellers, provided, that such assistance does not materially interfere with such employees' duties on behalf of Purchaser and that Sellers promptly reimburse Purchaser for out-of-pocket costs directly associated with such assistance with the exception of salaries, wages and related benefits.

      SECTION 7.17 DEPOSITS AND PREPAID RENT. Purchaser shall pay to Sellers at Closing an amount equal to the sum of the security deposits, prepaid rent and prorated rent under the Assumed Leases in such amounts as are confirmed by the landlords in the estoppel certificates referred to in SECTION 9.1(L)(III).

ASSET PURCHASE AGREEMENT            29

                                    ARTICLE 8
                                    COVENANTS

      SECTION 8.1 SELLERS' AND SHAREHOLDER'S COVENANTS. Sellers and Shareholder, jointly and severally, covenant and agree with Purchaser as follows:

      (a) CONDUCT OF BUSINESS. Except as permitted hereunder or contemplated hereby or as consented to in writing by Purchaser, through the Closing Date Sellers will (i) conduct the Business in the usual and ordinary course thereof, including, without limitation, the making of proposals, quotations, bids and solicitations, and the entering into of contracts for the purchase of products and purchase and sale of services; (ii) communicate regularly with Purchaser and keep Purchaser closely advised of any material developments relating to the Business; (iii) permit Purchaser to have access at reasonable times to the Sellers' facilities and to review and copy the books and records of the Business; (iv) maintain and preserve the assets of Sellers in customary repair, order and condition, reasonable wear and tear and loss by fire and casualty (which loss shall be governed by SECTION 7.11 hereof) excepted, and proceed with any improvements in progress at the Improvements associated with the Business;
(v) use all commercially reasonable efforts to preserve Sellers' business organization intact, to retain the services of Sellers' officers and employees and to preserve Sellers' relationships with their suppliers and all Governmental Authorities with which Sellers have engaged in business related to the Business;
(vi) use their Best Efforts to cause all of the representations and warranties in ARTICLE 5 hereof to continue to be true and correct; and (vii) continue to purchase supplies and similar items in the ordinary course through the Closing Date.

      Sellers are currently developing business opportunities in Nome, Bethel and Fairbanks that may generate additional contracted beds. Notwithstanding the foregoing paragraph, Purchaser and Sellers desire that Sellers continue to develop the business opportunities in Nome, Bethel and Fairbanks or any other correctional business opportunities that arise in Alaska after the date of this Agreement and prior to Closing. The rights of such business opportunities and the product of the development of the opportunities, together with any related contracts and other assets, shall pass to Purchaser as an Acquisition Asset under this Agreement. At Closing, Purchaser agrees to reimburse Sellers for the out-of-pocket direct project costs that Sellers reasonably incur in developing these projects, up to a maximum of $75,000. Sellers agree to keep Purchaser apprised upon the request of Purchaser, and in any event on at least a monthly basis, of the status of such opportunities and their associated reimbursable costs.

      (b) MAINTENANCE OF INSURANCE. Sellers will (i) maintain or cause to be maintained the insurance policies or risk retention programs (or policies or programs of substantially the same nature) of Sellers in full force and effect at all times until the Closing Date and (ii) assign to Purchaser rights accruing under such policies, programs or coverage (including self-insurance or any insurance reserves) from and after the Closing with respect to incidents occurring prior to the Closing.

ASSET PURCHASE AGREEMENT            30

      (c) INFORMATION AND ACCESS. At all times until the Closing, Sellers will afford representatives of Purchaser access during normal business hours to their offices, personnel, Improvements, Equipment and records, for the purpose of conducting an investigation thereof, confirming the accuracy of Sellers' representations and warranties, satisfying conditions to closing and preparing to assume operational control of the Business. Sellers will furnish to Purchaser such additional financial and operating data relating to the Business and other information as Purchaser may reasonably request; PROVIDED, HOWEVER, that the confidentiality of any data or information so acquired shall be maintained by Purchaser and its representatives in accordance with SECTION 8.2(A) hereof.

      (d) BEST EFFORTS. Sellers and the Shareholder will use their best efforts to obtain the satisfaction of the conditions to Closing set forth in SECTION 9.1 hereof.

      (e) PUBLIC ANNOUNCEMENTS AND DISCLOSURE OF COMPANY INFORMATION. Subject to applicable law, at all times until the Closing, Sellers will promptly advise, and obtain the approval of, Purchaser before (i) issuing, or permitting any of Sellers' directors, shareholders or officers to issue, any press release with respect to this Agreement or the transactions contemplated hereby or (ii) disclosing, or permitting any of Sellers' directors, officers, employees, representatives or agents to disclose, to any Person (other than Sellers or Purchaser or their respective directors, officers, shareholders, employees, representatives or agents) nonpublic information regarding Purchaser.

      (f) OTHER OFFERS. Except in connection with the transactions contemplated by this Agreement, from and after the date hereof, Sellers shall not, and shall not permit any of their officers, directors, employees, Affiliates, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving Sellers or the acquisition of an equity interest in any portion of the assets of, the Business or the assets subject to the Right of First Refusal referred to in SECTION 9.1(V), (ii) engage in negotiations with or disclose any nonpublic information relating to Sellers or Purchaser, or afford access to the properties, books or records of Sellers, to any Person. Sellers shall promptly notify and provide copies to Purchaser of any offer, proposal or indication of interest, or communication with respect thereto, received from any third party.

      (g) NOTIFICATION OF CERTAIN MATTERS. Sellers shall give prompt notice to Purchaser of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure by Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, that the delivery of any notice pursuant to this SECTION 8.1(G) shall not limit or otherwise affect the remedies available hereunder to Purchaser.

ASSET PURCHASE AGREEMENT            31

      SECTION 8.2 PURCHASER'S COVENANTS. Purchaser covenants and agrees with Sellers as follows:

      (a) PUBLIC ANNOUNCEMENTS AND DISCLOSURE OF COMPANY INFORMATION. Purchaser shall keep confidential any information regarding Sellers that is not otherwise generally available to the public or has not been made available to the public by persons other than Purchaser, its representatives, agents or employees, except as is necessary in connection with the preparation of this Agreement and the documents contemplated herein, arranging acceptable financing of this transaction or as may be required by applicable law. If for any reason the transaction contemplated herein is abandoned or terminated prior to being consummated, Purchaser will return promptly all confidential or proprietary information concerning Sellers previously disclosed to Purchaser, and will not use or allow the use of any such information for any purpose, except as may be required by law. Subject to applicable law, at all times until the closing, Purchaser will promptly advise, and obtain the approval, which approval shall not be unreasonably withheld, of Sellers before issuing, or permitting any of Sellers' directors, officers to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

      (b) BEST EFFORTS. Purchaser will use its best efforts to cause the representations and warranties contained in ARTICLE 6 hereof to continue to be true and correct through the Closing Date and to obtain the satisfaction of the conditions to Closing set forth in SECTION 9.2 hereof.

                                    ARTICLE 9
                              CONDITIONS TO CLOSING

      SECTION 9.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated herein are subject, at the option of Purchaser, to satisfaction or waiver of the following conditions:

      (a) COMPLIANCE. Sellers and the Shareholder shall have complied in all material respects with all of their covenants and agreements contained herein, and all of the representations and warranties contained in ARTICLE 5 hereof shall be true and correct in all material respects on the date hereof and as of the Closing Date.

      (b) OFFICER'S CERTIFICATE. Purchaser shall have received a certificate dated the Closing Date of an executive officer of Sellers certifying as to the matters specified in SECTION 9.1(A) hereof in a form satisfactory to Purchaser.

      (c) SELLERS' RESOLUTIONS. Sellers shall deliver to Purchaser certified copies of resolutions duly adopted by the board of directors of Sellers and their shareholders authorizing and approving the execution and delivery of this Agreement, including the

ASSET PURCHASE AGREEMENT            32
exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

      (d) NO ADVERSE CHANGE TO CONTRACTS. None of the Contracts shall have been cancelled (or terminated and have failed to have been renewed) and no reduction shall have occurred in, or amendment reducing, the aggregate number of beds or the aggregate daily revenue or aggregate relative profitability (in excess of $25,000 on an annual basis) under the Contracts since the execution of the letter of intent between the parties dated May 13 and 14, 1998.

      (e) TRANSFER DOCUMENTS. At Closing, Sellers and the Shareholder shall execute and deliver to Purchaser such bills of sale and other instruments of sale, transfer, conveyance, assignment and delivery covering the Acquisition Assets or any part thereof, executed by Sellers and the Shareholder other appropriate parties, as Purchaser may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to Purchaser of the Acquisition Assets free and clear of any rights and claims of third parties (other than Permitted Encumbrances) including, but not limited to, the following:

      (i) a general warranty deed in a form acceptable to Purchaser, duly executed by Sellers and the Shareholder, or their duly authorized agent, duly acknowledged and in form for recording, conveying to Purchaser good and marketable fee simple title to each Acquired Property and the Improvements thereon and all of Sellers' and the Shareholder's right, title and interest in and to the Appurtenances related thereto free and clear of all liens, encumbrances, covenants, conditions, restrictions, rights of way, easements, and other matters effecting the title to the Acquired Property and the Improvements thereon, except for the Permitted Encumbrances.

      (ii) a general assignment in a form acceptable to Purchaser, duly executed by Sellers, or their duly authorized agent, duly acknowledged and in form for recording, conveying to Purchaser all of Sellers' right, title and interest in and to each of the Assumed Leases, free and clear of all liens, encumbrances, covenants, conditions, restrictions, rights-of-way, easements and other matters affecting the title to the Assumed Leases, except for the Permitted Encumbrances.

      (iii) the standard form of Owner's Policy of Title Insurance issued by the Title Company in the applicable jurisdiction insuring good and marketable fee simple title to the Acquired Property and Improvements, subject only to the Permitted Encumbrances with such endorsements and/or deletions thereto as are set forth on EXHIBIT D thereto, or as otherwise acceptable to Purchaser.

      (iv) the standard form of Leasehold Policy of Title Insurance issued by the Title Company in the applicable jurisdiction insuring good and marketable

ASSET PURCHASE AGREEMENT            33
leasehold title to the Assumed Leases, subject only to the Permitted Encumbrances with such endorsements and/or deletions thereto as are acceptable to Purchaser.

      (v) a bill of sale, general assignment and conveyance by Sellers transferring to Purchaser good and marketable title to all of the Acquisition Assets in a form satisfactory to Purchaser.

      (vi) all documents in a form satisfactory to Purchaser required for the assignment of Sellers' and the Shareholder's rights under all registrations, Permits, certificates of occupancy (or similar proof of right of occupancy) and licenses (to the extent permitted by law), equipment or motor vehicle leasing agreements, motor vehicle and rolling stock titles, rights under sales and/or purchase orders and of Sellers' rights under all other Contracts (including the operating contracts of Sellers listed on SCHEDULE 3.1(H) hereto) constituting a part of the Acquisition Assets.

      (vii) originals of all of the Assumed Leases, contracts, agreements, certificates of occupancy (or similar proof of right of occupancy), commitments, books, records, files and other data that (x) are included in the Acquisition Assets or (y) relate to or affect the Acquisition Assets and are reasonably necessary for the continued conduct of the Business.

      (viii) such other instruments of transfer and assignment in respect of the Acquisition Assets as Purchaser shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.

      (ix) Prior to the Closing Date, Sellers will take such reasonable steps as may be requisite or appropriate so that no later than the close of Business on the Closing Date, Purchaser will be in actual ownership and control of all of the Acquisition Assets.

      (f) ABSENCE OF MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall have occurred since the date hereof or shall occur as a result of the consummation of the transactions contemplated by this Agreement.

      (g) FACILITY PERMITS. To the extent required under applicable law, Purchaser shall have obtained or received a transfer of all required permits or licenses allowing Purchaser to operate the Business at the Acquired Property under the requirements of any applicable Governmental Authority, or a letter from the appropriate Governmental Authority satisfactory to Purchaser regarding the issuance of such required permits to Purchaser subsequent to Closing.

ASSET PURCHASE AGREEMENT            34

      (h) ENVIRONMENTAL REVIEW. At its option and expense, Purchaser shall have completed such environmental review regarding such Business Property as Purchaser deems relevant and Purchaser shall be satisfied, in its sole discretion, with the environmental condition of all Business Property, and including without limitation the Acquired Property.

      (i) SURVEYS. Purchaser shall have received surveys of the Acquired Property and Improvements showing only such matters as Purchaser may reasonably approve during its review of the survey and such survey shall not have raised any questions as to the accuracy of Sellers' representations and warranties in
SECTION 5.14 hereto.

      (j) ORDERS, ETC. No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the Business, the Acquisition Assets or the transactions contemplated by this Agreement, by any Governmental Authority or court that reasonably could be expected to (i) materially impair Purchaser's ownership or operation (as currently conducted) of all or a material portion of the Business or the Acquisition Assets, or compel Purchaser to dispose of or hold separate all or a material portion of Purchaser's or Sellers' business or assets, as a result of the transactions contemplated by this Agreement or (ii) prohibit consummation of the transactions contemplated by this Agreement.

      (k) REMOVAL OF LIENS. Sellers and the Shareholder shall have caused any and all Liens on the Acquisition Assets, other than Permitted Encumbrances, to be released and shall have provided Purchaser with documentary evidence to such effect.

      (l) ADDITIONAL REAL PROPERTY MATTERS.

      (i) Purchaser shall have timely received the Title Commitment, the Survey, and each of the items described in SECTION 7.4 hereof and any objections of Purchaser thereto shall have been addressed or waived pursuant to such Section;

      (ii) Except for taxes or assessments not yet due, there shall be no unpaid ad valorem taxes or assessments levied or assessed against the Acquired Property or Improvements for any year prior to the year in which Closing occurs. If the Acquired Property or Improvements, or any part thereof, shall be or shall have been affected by any such assessments for any period prior to Closing, which are or may become payable in installments, then for the purposes of this Agreement all the installments of any such assessment whether due or payable prior to or after the date of Closing shall be paid and discharged by Sellers at the Closing and Purchaser shall take title free of the lien of all the unpaid installments of any such assessment;

ASSET PURCHASE AGREEMENT            35

      (iii) Each Assumed Lease shall be in full force and effect without any uncured default and Purchaser shall have received, at least five days prior to closing, estoppel certificates with respect to the Assumed Leases in form acceptable to Purchaser with respect to such matters and other matters requested by Purchaser and duly executed by the landlords thereof and dated no earlier than 15 days prior to Closing.

      (m) CONSENTS. All consents and approvals required in connection with (i) the execution, delivery and performance of this Agreement and (ii) the assignment of the Contracts and all other agreements necessary for Purchaser to conduct the Business as it is currently being conducted by Sellers, including, without limitation, those consents listed on SCHEDULE 5.4 hereto, shall have been obtained in form satisfactory to Purchaser.

      (n) NO EFFECT ON CONTRACTS OR GRANTS. Purchaser shall have received written evidence (together with consents and estoppel certificates) from applicable Governmental Authorities and all other third parties that consummation of the transactions contemplated in this Agreement, including but not limited to assignment of the Contracts by Sellers to Purchaser, will not cause a default under any of the Sellers' agreements or contracts.

      (o) UNIONS. The employees of Sellers shall not be unionized, nor shall there be any plans or other developments for unionization.

      (p) HART-SCOTT-RODINO ACT. All required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have been made and all waiting periods with respect thereto shall have expired or been terminated.

      (q) CONTRACT RENEWALS. Any Contract which expires prior to the Closing Date shall have been renewed on terms substantially the same as the expired Contract. A renewed Contract shall be deemed to be substantially the same if there has been no adverse change to the contract as defined in Section 9.1(d).

      (r) BOARD APPROVAL. The board of directors of Purchaser shall have approved this Agreement and the closing of the transactions contemplated herein.

      (s) OFFICER AND DIRECTOR RELEASES. The officers and directors of Sellers shall have delivered to Purchaser an instrument dated the Closing Date releasing the Sellers from any and all claims of such officers and directors (except as to accrued compensation prior to the Closing Date in accordance with the terms of this Agreement).

      (t) OPINIONS OF COUNSEL. Purchaser shall have received the opinions of counsel to Sellers reasonably acceptable to Purchaser and its counsel as to the matters set forth on, and in the form of, EXHIBIT 9.1(T) attached hereto.

ASSET PURCHASE AGREEMENT            36

      (u) EMPLOYMENT AGREEMENT. Purchaser shall have entered into an employment and noncompetition agreement with Frank Prewitt upon terms satisfactory to Purchaser.

      (v) RIGHT OF FIRST REFUSAL. Purchaser and the Shareholder shall have executed and delivered a Right of First Refusal in the form of EXHIBIT 9.1(V) attached hereto.

      (w) NONCOMPETITION AGREEMENT. Purchaser and the Shareholder shall have executed and delivered a Noncompetition Agreement in the form of EXHIBIT 9.1(W) attached hereto.

      (x) NOME LEASE. The lease option for the Nome facility shall have been extended for an additional period of at least ninety (90) days.

      (y) RELATED PARTY TRANSACTIONS. All transactions, contracts and agreements relating to the Business or the Acquisition Assets between the Sellers or the Shareholder and any of its or his Affiliates, including but not limited to those described on SCHEDULE 5.19, shall have been terminated.

      (z) PERMIT COMPLIANCE. The Acquired Properties and Improvements and other Acquisition Assets shall be in full compliance with all Permits; provided, however, that Purchaser will install sprinklers and smoke detectors in the Cordova facility after Closing.

      SECTION 9.2 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated herein are subject, at the option of Sellers, to satisfaction of the following conditions:

      (a) COMPLIANCE. Purchaser shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in
ARTICLE 6 hereof shall be true and correct in all material respects on the date hereof and as of the Closing Date.

      (b) OFFICER'S CERTIFICATE. Sellers shall have received a certificate dated the Closing Date of an executive officer of Purchaser certifying as to the matters specified in SECTION 9.2(A) hereof in a form satisfactory to Sellers.

      (c) ORDERS, ETC. No action, suit or proceeding shall have been commenced or shall be pending or, to the actual knowledge of the officers and directors of Purchaser, threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the Business, the Acquisition Assets or the transactions contemplated by this Agreement, by any Governmental Authority or court that reasonably may be expected to (i) prohibit Purchaser's ownership or operation of all or a material portion of the Business or the Acquisition Assets, or compel Purchaser to dispose of or hold separate all or a material portion of Sellers' business or assets, as a result of the

ASSET PURCHASE AGREEMENT            37
transactions contemplated by this Agreement or (ii) prohibit consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 10
                                   TERMINATION

      SECTION 10.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

      (a) by the mutual written agreement of Sellers and Purchaser;

      (b) by Purchaser by written notice thereof to Sellers if any of the conditions set forth in SECTION 9.1 hereof shall have become incapable of fulfillment by or before the Closing Date, and shall not have been waived by Purchaser;

      (c) by Sellers by written notice thereof to Purchaser if any of the conditions set forth in SECTION 9.2 hereof shall have become incapable of fulfillment by or before the Closing Date, and shall not have been waived by Sellers;

      (d) by Purchaser, as set forth in SECTIONS 7.4, 7.10 and  7.11 hereof;

      (e) by Sellers or Purchaser by written notice thereof to the other if the transactions contemplated hereby shall not have been consummated on or before August 14, 1998, or such other date as Sellers and Purchaser shall agree upon in writing; PROVIDED, HOWEVER, (i) if the Closing is delayed due to delays in obtaining the consents or approvals contemplated by SECTION 9.1(M) or for any other matter or condition beyond the reasonable control of Purchaser, the Closing Date shall be extended to such period of time reasonably required to satisfy the condition and (ii) if the Closing Date is delayed due to delays in the satisfaction of any other of the conditions to Closing set forth in ARTICLE 9, the Closing Date shall be extended for no more than thirty (30) days.

      SECTION 10.2 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

      (a) Subject to subsections (b) and (c) of this SECTION 10.2, if this Agreement is terminated by Sellers or by Purchaser as permitted under SECTION
10.1 hereof, such termination shall be without liability to any party to this Agreement or any stockholder, director, officer, employee, agent or representative of such party; PROVIDED, that if this Agreement is terminated by Purchaser as permitted by SECTION 10.1(D), or by SECTION 10.1(B) for failure of any of the conditions to Closing set forth in SECTIONS 9.1 (with the exception of SECTION 9.1(R). Sellers shall refund the Option Fee to Purchaser within three business days after such termination of this Agreement;

ASSET PURCHASE AGREEMENT            38

      (b) If this Agreement is terminated by Sellers under SECTION 10.1(E) or as a result of the material breach by Purchaser of its obligations under this Agreement, Purchaser shall forfeit the Option Fee to Sellers as full payment for damages for such breach. The parties hereto acknowledge and agree that the actual damages that Sellers might sustain by reason of such breach by Purchaser to perform its obligations hereunder are uncertain and would be difficult, if not impossible, to ascertain, and that the Option Fee would be reasonable compensation for any such breach by Purchaser;

      (c) If this Agreement is terminated by Purchaser as a result of the breach by Sellers or Shareholder of their or his obligations under this Agreement, Sellers shall promptly refund to Purchaser the Option Fee. The parties hereto acknowledge and agree that Purchaser, as a result of the actual damages Purchaser would sustain by reason of such negligent or willful failure of Sellers or Shareholder to perform their or his obligations hereunder, could not be made whole by monetary damages, and it is accordingly agreed that Purchaser shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement and Sellers and Shareholder waive the defense in any such action for specific performance that a remedy at law would be adequate; and

      (d) The parties hereto hereby agree that the provisions of SECTIONS 10.2, 12.1, 12.3, 12.5 AND 12.7 and ARTICLE 11 hereof shall survive any termination of this Agreement.

                                   ARTICLE 11
                                 INDEMNIFICATION

      SECTION 11.1 SELLERS' AND SHAREHOLDER'S INDEMNITY OBLIGATIONS. Sellers and Shareholder shall, jointly and severally, indemnify and hold harmless Purchaser and Purchaser's officers, directors, stockholders, employees, agents, representatives and Affiliates (each a "PURCHASER INDEMNIFIED PARTY") from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys' fees) (collectively, the "INDEMNIFIED AMOUNTS") incurred by a Purchaser Indemnified Party or for which a Purchaser Indemnified Party bears responsibility as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Sellers and/or the Shareholder in this Agreement, including without limitation with respect to environmental matters, or any certificate or instrument delivered in connection with this Agreement,
(b) any violation or breach by Sellers and/or the Shareholder of or default by Sellers and/or the Shareholder under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, (c) any act or omission by Sellers, the Shareholder or any officer, director, employee, agent or representative of Sellers, occurring on or prior to the Closing Date with respect to the Business or the Acquisition Assets (including but not limited to all items listed on or improperly omitted from SCHEDULE 5.10, and any claim by a third party, including employees and Inmates/Clients

ASSET PURCHASE AGREEMENT            39
arising out of or related to any act or omission by Sellers, the Shareholder or any officer, director, employee, agent or representative of Sellers occurring on or prior to the Closing Date with respect to the Business or Acquisition Assets), (d) any Environmental Claim, or (e) the Excluded Liabilities and any other liabilities or obligations of Sellers, the Shareholder or any officer, director, employee, agent or representative of Sellers not expressly assumed by Purchaser pursuant to this Agreement. For purposes of this SECTION 11.1, Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY OR NEGLIGENCE OF ANY PARTY, INCLUDING ANY PURCHASER INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

      SECTION 11.2 PURCHASER'S INDEMNITY OBLIGATIONS. Purchaser shall indemnify and hold harmless Sellers and Sellers' officers, directors, employees, agents, representatives and Affiliates (each a "SELLERS INDEMNIFIED PARTY") from and against any and all Indemnified Amounts incurred by a Sellers Indemnified Party as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by Purchaser of or default by Purchaser under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, or (c) the operation of the Business after the Closing Date.

      SECTION 11.3 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

      (a) A party claiming indemnification under this Agreement (an "INDEMNIFIED PARTY") shall with reasonable promptness (i) notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of any third-party claim or claims asserted against the Indemnified Party ("THIRD PARTY CLAIM") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("CLAIM NOTICE") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

Within 15 days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third

ASSET PURCHASE AGREEMENT            40

Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this SECTION 11.3(A). The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party claim controlled by the Indemnifying Party pursuant to this SECTION 11.3 and shall bear its own costs and expenses with respect to such participation.

If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this SECTION 11.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

The Indemnifying Party shall not settle or compromise any Third Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third Party Claim without the prior written consent of the

ASSET PURCHASE AGREEMENT            41

Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party's Claim Notice.

      (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "INDEMNITY NOTICE") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

      SECTION 11.4 DETERMINATION OF INDEMNIFIED AMOUNTS. The Indemnified Amounts payable by an Indemnifying Party hereunder shall be determined (i) by the written agreement of the parties, (ii) by mediation, (iii) by binding arbitration pursuant to SECTION 12.7 hereof, (iv) by a final judgment or decree of any court of competent jurisdiction, or (v) by any other means agreed to in writing by the parties. A judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been fully determined. In calculating or determining the Indemnified Amounts, such calculation or determination shall take into account the actual receipt of any amounts from any insurance company or other third party.

      SECTION 11.5 ESCROW. Sellers and Purchaser expressly acknowledge that the indemnification obligations of Sellers and Purchaser and the payment of Indemnified Amounts pursuant to this ARTICLE 11 shall not be limited to or by the Escrowed Purchase Price or the terms of the Escrow Agreement.

      SECTION 11.6 LIMITATION OF SELLERS' AND SHAREHOLDER'S LIABILITY.

      (a) Notwithstanding anything to the contrary contained in ARTICLE 11, the aggregate liability of Sellers for any event or occurrence giving rise to Sellers being required to indemnify Purchaser Indemnified Parties pursuant to
(i) SECTIONS 11.1 (A) AND (B) of this Agreement shall be limited to the Purchase Price, and (ii) SECTIONS 11.1(C), (D) AND (E) of this Agreement shall be unlimited.

      (b) Notwithstanding anything to the contrary contained in ARTICLE 11, the aggregate liability of the Shareholder for any event or occurrence giving rise to the Shareholder being required to indemnify Purchaser Indemnified Parties pursuant to (i) SECTIONS 11.1(A) OR (B) of this Agreement shall be limited to the amount of any of the Purchase Price directly or indirectly distributed or paid to the Shareholder, including but not limited pursuant to any dividends, salaries, bonuses or other compensation and the repayment of any loans, and (ii) SECTIONS 11.1(C), (D) AND (E) of this Agreement shall be unlimited.

ASSET PURCHASE AGREEMENT            42

      (c) Purchaser Indemnified Parties are entitled to indemnification pursuant to ARTICLE XI under this Agreement only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $25,000 and then to the full amount of such Indemnified Amount.

      SECTION 11.7 LIMITATION OF PURCHASER'S LIABILITY.

      (a) Notwithstanding anything to the contrary contained in ARTICLE 11, the aggregate liability of Purchaser for any event or occurrence giving rise to Purchaser being required to indemnify Sellers Indemnified Parties pursuant to
SECTION 11.2 shall be limited to $4,000,000.

      (b) Sellers Indemnified Parties are entitled to indemnification pursuant to SECTION 11.2 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $25,000 and then to the full amount of such Indemnified Amount.

                                   ARTICLE 12
                                  MISCELLANEOUS

      SECTION 12.1 COMMISSIONS. Sellers represent and warrant that they have done nothing to create any liability for the payment of any commission or compensation in the nature of a finder's fee or similar fee to any broker or any other Person in connection with this Agreement and the transactions contemplated hereby. Sellers shall indemnify and hold Purchaser harmless from and against any and all claims for finders' fees, brokers' commissions or similar fees made by any party as a result of this Agreement and the transactions contemplated hereunder to the extent that any such commission or fee was incurred, or alleged to have been incurred, by, through or under Sellers. Purchaser represents and warrants that it has retained only SunTrust Equitable Securities Corporation as a broker or finder and that it has done nothing to create any liability for the payment of any commission or compensation in the nature of a finder's fee or similar fee to any Person other than SunTrust Equitable Securities Corporation in connection with this Agreement and the transactions contemplated hereby. Purchaser shall indemnify and hold Sellers harmless from and against any and all claims for finders' fees, brokers' commissions or similar fees owing to SunTrust Equitable Securities Corporation or otherwise made by any party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Purchaser.

      SECTION 12.2 SURVIVAL. The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of two years following the Closing Date; PROVIDED, HOWEVER, that in the case of all representations and warranties, there shall be no such termination with respect to any such representation or warranty as to which a bona fide claim has

ASSET PURCHASE AGREEMENT            43
been asserted by written notice of such claim delivered to the party or parties making such representation or warranty prior to the expiration of the survival period; PROVIDED, FURTHER, that the representations and warranties set forth in SECTIONS 5.2, 5.11, 5.13 AND 5.20 hereof shall survive the Closing indefinitely and SECTION 5.16 and SECTION 5.26 shall survive the Closing for the statutory survival period. The covenants and agreements, including but not limited to indemnification obligations, set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and survive Closing; PROVIDED, HOWEVER, that the indemnification obligations of the parties hereto (i) set forth in SECTIONS 11.1(A) and 11.2(A) with respect to a breach of a representation or warranty shall terminate at the time such particular representation or warranty shall terminate, and (ii) set forth in SECTIONS 11.1(B) and 11.2(B) shall terminate three years following the Closing Date. The indemnification obligations of Sellers and the Shareholder set forth in SECTIONS 11.1(C), (D) AND (E) shall survive the closing indefinitely.

      SECTION 12.3 EXPENSES. Except as otherwise expressly provided herein, each party shall bear its own respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including its legal, accounting, advisory, travel, finders and brokers and other professional fees and expenses.

      SECTION 12.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (i) personally delivered or (ii) on receipt after mailing, by United States mail, first class, postage prepaid, by certified mail return receipt requested, or by facsimile transmission to the respective parties, addressed in each case as follows (or to such other address as may be specified by like notice):

       If to Sellers or the Shareholder, to:

            c/o Mr. Brian W. Durrell
            Brian W. Durrell, P.C.
            1400 West Benson Blvd., Suite 370
            Anchorage, Alaska 99503
            Telephone: 907/258-3225
            Facsimile: 907/258-3229

      If to Purchaser, to:

            Cornell Corrections, Inc.
            4801 Woodway, Suite 100E
            Houston, Texas 77056
            Attention:  Brian E. Bergeron
            Telephone: 713/623-0790
            Facsimile:  713/623-2853

ASSET PURCHASE AGREEMENT            44

      With a copy (which shall not constitute notice) to:

            Liddell, Sapp, Zivley, Hill & LaBoon, LLP
            3400 Chase Tower
            600 Travis Street
            Houston, Texas 77002
            Attention: Michael T. Peters
            Telephone: 713/226-1200
            Facsimile: 713/223-3717

      SECTION 12.5 ENTIRE AGREEMENT. This Agreement, including all schedules and exhibits hereto, which schedules or exhibits are incorporated herein by reference and deemed to be a part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

      SECTION 12.6 GOVERNING LAW. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

      SECTION 12.7 ARBITRATION.

      (a) Any issue, controversy or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement within 60 days' notice thereof shall be resolved exclusively by final and binding arbitration in San Francisco, California in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof; PROVIDED, HOWEVER, that the parties shall have the right to agree among themselves as to the amount of the claim

      (b) The arbitrators shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within 15 days following receipt by one party of the other party's notice of arbitration, each party shall select one arbitrator and the two resulting arbitrators shall mutually agree on a third arbitrator from a list or lists of proposed arbitrators submitted by AAA. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (i) the number of preemptory strikes shall not be limited and (ii) if the parties' arbitrators fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but, subject to SECTION 12.7(C) hereof, shall continue to submit additional lists until an arbitrator has been selected. Initially, however, promptly following its receipt of a request to submit a list of proposed arbitrators, AAA shall convene the parties' arbitrators in person or by telephone and attempt to facilitate their selection of the third arbitrator by agreement. If an arbitrator should die, withdraw or

ASSET PURCHASE AGREEMENT            45
otherwise become incapable of serving, replacement shall be selected and appointed in the same manner as the initial third arbitrator.

      (c) If the third (or successor) arbitrator has not been selected following submission of three or more lists by AAA, either party may declare the existence of an impasse by giving written notice to the other. In that event, the third (or successor) arbitrator shall be selected in the following manner: Each party shall designate three proposed arbitrators whose names appear on any of the lists previously submitted by AAA. The parties shall then eliminate five of the designated names by alternately striking one, and the person whose name remains shall serve as arbitrator. If necessary, the party to make the first strike shall be designated by lot.

      (d) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs and the award.

      (e) Upon the motion of either party, and for good cause shown, the arbitrators, by majority vote, may make any order which justice requires to protect a party from the disclosure of proprietary, privileged or confidential business information, including orders (i) that depositions or hearings be conducted with no one present except the lead attorney for the respective parties and persons designated by a majority of the arbitrators, and (ii) that depositions, exhibits, other documents filed with the arbitrators or transcripts of the hearing be sealed and not disclosed except as specified by the arbitrators.

      SECTION 12.8 ASSIGNMENTS AND THIRD PARTIES. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; PROVIDED, HOWEVER, that it is understood and agreed that Purchaser may assign all or any portion of its rights and delegate all or any portion of its duties hereunder to an Affiliate of Purchaser, in which event the assignee of Purchaser shall execute and deliver all documents, certificates and other instruments to be executed and delivered by Purchaser at the Closing in lieu of Purchaser, which documents, certificates and other instruments shall be appropriately modified to conform to such assignee's organizational status. No assignment shall release a party of any of its obligations under this Agreement; PROVIDED, HOWEVER, Purchaser shall be released from its obligations under this Agreement upon Purchaser's assignment of its rights and obligations under this Agreement to an Affiliate of Purchaser.

      SECTION 12.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties hereto. Upon such determination that any

ASSET PURCHASE AGREEMENT            46
term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible

      SECTION 12.10 AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 12.11 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any Person other than the parties hereto or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

      SECTION 12.12 HEADINGS; USE OF CERTAIN TERMS. The headings and table of contents herein are for convenience only and shall have no significance in the interpretation hereof. Unless the context shall otherwise require, the singular shall include the plural and vice versa, and each pronoun in any gender shall include all other genders.

      SECTION 12.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed for all purposes to be an original, but all of which together shall constitute one and the same agreement.

ASSET PURCHASE AGREEMENT            47

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

                                    ALLVEST CORPORATION


                                    By:/s/WILLIAM WEIMAR
                                    Name: William Weimar
                                    Title: ILLEGIBLE


                                    ST. JOHN INVESTMENTS, INC.


                                    By:/s/WILLIAM WEIMAR
                                    Name: William Weimar
                                    Title:President



                                    /s/WILLIAM WEIMAR
                                       WILLIAM WEIMAR, Individually


                                    CORNELL CORRECTIONS, INC.


                                    By:/s/BRIAN E. BERGERON
                                    Name: Brian E. Bergeron
                                    Title: Chief Financial Officer

ASSET PURCHASE AGREEMENT            48

                                   EXHIBIT 1.2
                                   DEFINITIONS

      AFFILIATE: with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

      BEST KNOWLEDGE OF SELLERS: means, with respect to any matter in question, knowledge of any of the directors or officers of Sellers or Sellers' onsite management or knowledge that would have been disclosed through reasonable diligence.

      BUSINESS PROPERTY: means the Acquired Property, the Improvements, the real property and improvements that are the subject of the Assumed Leases and any other property (whether real or personal) which Sellers currently own, lease, manage or operate in any manner associated with the Business or formerly owned, leased, managed or operated in any manner.

      CERCLA: means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

      CLIENT: means any adult parolee, probationer or other resident, some of whom may be homeless adults, utilizing the facilities operated as part of the Business.

      CODE: means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

      DAMAGES: includes damages, losses (including, but not limited to, any diminution in value), shortages, liabilities, payments, obligations, penalties, claims, causes of action, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation, testing and preparation) of any kind or nature whatsoever.

      EEOC: means United States Equal Employment Opportunity Commission.

      ENVIRONMENTAL CLAIM: means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Environmental Law; proceeding; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover Damages related to, or seeks to impose liability regarding Sellers or any of their subsidiaries, or the Shareholder or operations conducted by any of them for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ["NORM"]); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release, threatened release, generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal);
(xi) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern; (xii) community right-to- know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to governmental authorities under any Environmental Law. The term, "Environmental Claim" also includes, without limitation, any Damages incurred in testing for the need for Remediation or for breach or violation of any Environmental Laws; monitoring or responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Environmental Law.

      ENVIRONMENTAL LAWS: means any and all laws, common law, statutes, ordinances, rules, regulations, judgments, guidance documents, orders or other official acts or determinations of any Governmental Authority relating to the preservation or protection of the environment, human health or safety, a community's right to know, or regulating or imposing liability or standards of conduct concerning any hazardous or solid waste, hazardous, toxic or other regulated substances, elements, compounds, mixtures or materials in any and all jurisdictions in which property of Sellers is located or the Business is conducted or in which such Business at any time has been conducted, including, without limitation, (a) CERCLA, (b) RCRA, (c) the Solid Waste Disposal Act, as amended, (d) the Hazardous and Solid Waste Amendments Act of 1984, as amended,
(e) the Clean Air Act, as amended, (f) the Toxic Substances Control Act, as amended, (g) the Safe Drinking Water Act, as amended, (h) the Federal Water Pollution Prevention and Control Act, as amended, (i) the Occupational Safety and Health Act of 1970, as amended, (j) the Hazardous Materials Transportation Act, as amended, (k) the Rivers and Harbors Act of 1899, as amended, and (l) any rules and regulations promulgated pursuant to any or all of (a) through (k) above, and (m) any analogous or similar state or local laws or rules. The terms "RELEASE"or "THREATENED RELEASE" shall have the meanings specified in CERCLA, and the terms "SOLID WASTE" and "DISPOSAL" (or "DISPOSED") shall have the meanings specified in RCRA; PROVIDED, HOWEVER, that, to the extent the laws of any jurisdiction applicable to Sellers or any of their properties or assets establish a meaning for "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in such jurisdiction.

      EPA: means the United States Environmental Protection Agency and any successor organization.

      ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

      GOVERNMENTAL AUTHORITY: means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

      KNOWLEDGE OF SELLERS: means, with respect to any matter in question, actual knowledge of any of the directors or officers of Sellers or Sellers' onsite management.

      LIEN: means any mortgage, pledge, hypothecation, security interest, encumbrance, right of first refusal, option, lien, charge, condition, restriction or burden of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

      MATERIAL ADVERSE EFFECT: means any material adverse effect on the business, financial condition, properties, prospects, net worth or results of operations of Sellers, the Business or the Acquisition Assets.

      MATERIALS OF ENVIRONMENTAL CONCERN: means: (i) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that post imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable Environmental Law. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

      OSHA: means the United States Occupational Safety and Health
Administration.

      PERMITTED ENCUMBRANCES: means (a) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business prior to the Closing Date (i) if they relate to obligations that have not yet become due and payable or (ii) if their validity is being contested in good faith by appropriate actions; (b) minor defects and irregularities affecting title to the assets of Sellers, but only if such defects and irregularities do not and will not impair the operation, value, marketability or use of the asset affected by such defect or irregularity; (c) rights reserved to or vested in any governmental body to control or regulate any asset in any manner that does not materially impair the value or use of such asset; and (d) encumbrances deemed to be Permitted Encumbrances pursuant to SECTION 7.4(C) hereof.

      PERSON: means any individual, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

      PLAN: means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Sellers or by any trade or business, whether or not incorporated, which, together with Sellers, is under common control, as described in Section 414(b) or (c) of the Code.

      RCRA: means the Resources Conservation and Recovery Act of 1976, as amended from time to time.

      SUBSIDIARY OR SUBSIDIARIES: means, with respect to any specified Person, a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other Person at least a majority of whose securities having ordinary voting power for the election of its board of directors or other similar managing body are, at the time as of which any determination is being made, owned legally or beneficially by such Person or one or more Subsidiaries thereof.

      TAX RETURN: means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

      TAXES: means all federal, foreign, state, local or other net or gross income, gross receipts, sales, use, transfer, real property gains or transfer, school, ad valorem, property, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts.

                                                                  EXHIBIT 9.1(t)

      BRIAN W. DURRELL
      DIRECT: 907 258.3225
      bdurrell@durrell.com


                                  June 20, 1998

Cornell Corrections, Inc.
4801 Woodway, Suite 1OOE
Houston, Texas 77056
Attention:  Brian E. Bergeron

Gentlemen:

        I have acted as special counsel to Allvest Corporation, an Alaska corporation, St. John Investments, Inc., an Alaska corporation (collectively with Allvest Corporation, "Sellers"), and William C. Weimar ("Weimar"), in connection with that certain Asset Purchase Agreement (the "Agreement") dated June ___, 1998 by and among Sellers, Weimar and Cornell Corrections, Inc., a Delaware corporation ("Purchaser"), and in connection with the transactions contemplated thereby. This opinion is being delivered to you pursuant to Section 9.1(t) of the Agreement. Unless otherwise defined in this opinion, capitalized terms used in this opinion shall have the meanings ascribed to them in the Agreement.

        In my capacity as special counsel to Sellers, I have reviewed the Agreement, together with the Exhibits and Schedules thereto, and such other records, documents, and instruments as in my judgment are necessary or appropriate to enable us to render this opinion.

        Based on the foregoing, subject to the qualifications, exceptions and assumptions herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

        1. Sellers are corporations duly organized, validly existing and in good standing under the laws of the State of Alaska. Sellers have all requisite power and authority to own and operate their assets and properties and to carry on their business and the Business as now being conducted. Sellers are duly licensed or qualified as foreign entities to do business and are in good standing in all jurisdictions wherein the character of the properties owned or held by them or the nature of the business transacted by them requires them to be so licensed or qualified.

        2. Sellers have all requisite corporate power and authority to enter into the Agreement. All necessary action on the part of Sellers has been taken to authorize the execution and delivery of the Agreement, the performance of their obligations thereunder and the consummation of the transactions contemplated thereby. The Agreement has been duly and validly executed by Sellers, and the Agreement and all documents and instruments required thereunder to be executed and delivered by Sellers at or prior to Closing constitute the legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with their terms.

Cornell Corrections, Inc.
June 20, 1998
Page 2



        3. Weimar has all requisite power and authority to enter into the Agreement. The Agreement has been duly and validly executed by Weimar, and the Agreement and all documents and instruments required thereunder to be executed and delivered by Weimar at or prior to Closing constitute the legal, valid and binding obligations of Weimar enforceable against Weimar in accordance with their terms.

        4. The execution and delivery of the Agreement does not, the fulfillment of or compliance with the terms and provisions thereof will not, and the consummation of the transactions contemplated thereby will not (a) violate or conflict with any provision of, or require any notice, consent, authorization or approval under, the articles of incorporation or bylaws of either Seller; (b) to my knowledge violate or conflict with any provision of, or require any filing, consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon either Seller or to which either Seller's assets or properties are subject; or (c) to my knowledge, and except as otherwise disclosed in the Agreement (including the Schedules thereto), conflict with, result in a material breach of, constitute a material default under (whether with notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, deed of trust, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which either Seller is a party or by which either Seller is bound or to which either Seller's properties are subject or
(ii) any material lease, license, contract or other agreement or instrument to which either Seller is a party or by which either Seller is bound or to which either Seller's assets or properties are subject.

        5. The instruments of conveyance, transfer and assignment to be delivered by Sellers to Purchaser are in form legally sufficient to convey to Purchaser all right, title and interest of Sellers in and to the Acquisition Assets. Such instruments are in form sufficient for recordation or filing where such is necessary in order to perfect such conveyance, transfer and assignment of Sellers' interest as against third parties.

        [Standard opinion qualifications, exceptions and assumptions to be specified.]

        This opinion is limited to federal law and the law of the State of Alaska now in effect. No opinion is expressed as to any matter governed by the laws of any other jurisdiction.


                                       Very truly yours,

                                       BRIAN W. DURRELL, P C.



                                       Brian W. Durrell

                                                                  EXHIBIT 9.1(v)

                        RIGHT OF FIRST REFUSAL AGREEMENT

      This Right of First Refusal Agreement dated _________ __, 1998 ( this "AGREEMENT"), is by and between Cornell Corrections, Inc., a Delaware corporation ("PURCHASER"), Allvest Corporation, an Alaska corporation ("ALLVEST"), St. John Investments, Inc., an Alaska corporation ("ST. JOHN") , and William C. Weimar ("WEIMAR"). Allvest and St. John are collectively referred to herein as the "SELLERS."

      WHEREAS, Purchaser has entered into an Asset Purchase Agreement with Weimar, Allvest and St. John dated as of June 20, 1998 (the "ASSET PURCHASE AGREEMENT"); and

      WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, certain of Sellers' assets as more fully described in the Asset Purchase Agreement; and

      WHEREAS, the Sellers and Weimar currently own and may, subject to the Noncompetition Agreement (as defined in Section 3.10 below), continue to develop corrections-related business interests (together with those described on EXHIBIT A hereto, collectively the "BUSINESS INTERESTS," and singularly a "BUSINESS INTEREST") in the States of Washington, Idaho and Oregon; and

      WHEREAS, Purchaser, the Sellers and Weimar agree that it is to their mutual advantage that such Business Interests shall be offered for sale to Purchaser before disposition of such Business Interests to any other person or entity.

      NOW, THEREFORE, in consideration of the mutual covenants and the promises contained herein and the transactions contemplated by the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                             RIGHT OF FIRST REFUSAL

      SECTION 1.1 The Sellers and Weimar acknowledge and agree that any voluntary or involuntary sale, transfer or other alienation of any Business Interest by the Sellers, Weimar or any of their Affiliates (as defined below), other than as provided for in this Agreement, shall be a breach of the terms of this Agreement and the Sellers and Weimar agree to advise any prospective purchaser of any such Business Interest of the existence of this Agreement.

      SECTION 1.2 If any of the Sellers or Weimar or any of their respective Affiliates (an "OFFEROR") desires to sell, transfer (with or without consideration) or otherwise alienate or dispose of any Business Interest (regardless of whether such sale is in the form of a sale of assets or sale of equity interests) to any third party that is not an Affiliate of the Sellers or Weimar (a "THIRD PARTY"), Offeror shall first offer to sell to Purchaser

RIGHT OF FIRST REFUSAL              1                                  Version 2
all of
such Business Interest which Offeror desires to transfer. Such offer shall be made by an irrevocable written offer to Purchaser to sell all of such Business Interest which Offeror desires to transfer for 105% of the price offered to or by such Third Party and on the same terms and conditions offered to the Third Party (the "THIRD PARTY OFFER"), and in accordance with SECTION 1.3 hereof. Such offer shall also contain a complete description of the transaction in which Offeror proposes to transfer the Business Interest to such Third Party, including the name of the proposed transferee and the consideration for and other terms of the proposed transfer. Purchaser shall have 30 days after actual receipt of such offer within which to advise Offeror whether or not Purchaser will purchase such Business Interest. If Purchaser declines to purchase such Business Interest in accordance with this Agreement, Offeror shall then have 180 days within which to sell or transfer such Business Interest to the Third Party named in the offer made by Offeror to Purchaser, for no less of a price and upon substantially the same terms described in such offer. If such transfer to such Third Party does not occur within the 180-day period, the transfer of such Business Interest shall remain subject to this Agreement.

      SECTION 1.3 Any sale pursuant to ARTICLE 1 hereof shall take place at the principal corporate office of Offerer no later than 30 days after Purchaser's acceptance of Offeror's offer subject to receipt of all necessary consents and approvals, and the conditions to closing contained in such Third Party Offer. At the closing of such sale, Offeror shall sell, transfer and assign to Purchaser all of Offeror's right, title and interest in and to the Business Interest purchased by Purchaser, and Offeror shall execute and deliver to Purchaser such deeds, bills of sale and other instruments of sale, transfer, conveyance, assignment and delivery covering the Business Interest or any part thereof, executed by Offeror or other appropriate parties, as Purchaser may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to Purchaser of the Business Interest free and clear of any rights and claims of third parties. Purchaser shall deliver to Offeror the full consideration therefor specified in SECTION 1.2 hereof. Any transfer or similar taxes involved in such sale shall be paid by Offeror, and Offeror shall provide Purchaser with such evidence of Offeror's authority to sell hereunder and such tax lien waivers and similar instruments as Purchaser may reasonably request.

      SECTION 1.4 Any sale or transfer by any of the Sellers or Weimar or any of the their Affiliates to any Affiliate of the Sellers or Weimar shall remain subject to the terms of this Agreement and, as a condition to such sale or transfer, such buyer or transferee shall expressly assume in writing and in form satisfactory to Purchaser all obligations of Weimar and the Sellers under this Agreement.

      SECTION 1.5 "AFFILIATE" means, with respect to a specified person, (i) if such person is an individual, any descendant or spouse of such individual and any entity of which any such descendant or spouse is directly or indirectly the beneficial owner of 50% or more of any class of equity security thereof or other financial interest therein; and (ii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified. For purposes of this definition, "CONTROL" (including "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

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
                                    ARTICLE 2
                                      TERM

      SECTION 2.1 The term of this Agreement shall be five (5) years, commencing on the Closing Date of the Asset Purchase Agreement; provided, however, that this Agreement shall be extended to the extent necessary with respect to any Third Party Offers in effect on the date this Agreement would otherwise terminate.

                                    ARTICLE 3
                             MISCELLANEOUS

      SECTION 3.1 SEVERABILITY. The unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      SECTION 3.2 WAIVERS. No delay or omission by Purchaser in exercising any right of Purchaser under this Agreement shall operate as a waiver of that or any other right. A waiver by Purchaser on any one occasion of any particular right shall be effective only in that particular instance and shall not be construed as a waiver of that or any other right on any other occasion.

      SECTION 3.3 AMENDMENT OF THIS AGREEMENT. This Agreement may be amended only by an amendment hereto in writing that is executed by Purchaser, the Sellers and Weimar.

      SECTION 3.4 HEADINGS FOR CONVENIENCE ONLY. The headings contained in this Agreement are intended solely for the convenience of the parties to this Agreement and shall not affect their rights.

      SECTION 3.5 NOTICES. All notices and other communications required or permitted to be delivered pursuant to any provision of this Agreement shall be in writing and addressed as follows:

                  If to the Sellers or Weimar, to:

                        c/o Mr. Brian W. Durrell
                        Brian W. Durrell, P.C.
                        1400 West Benson Blvd., Suite 370
                        Anchorage, Alaska 99503
                        Telephone:  907/258-3225
                        Facsimile:  907/258-3229

                  If to Purchaser, to:

                        Cornell Corrections, Inc.
                        4801 Woodway, Suite 100E

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
                        Houston, Texas 77056
                        Attention:  Brian E. Bergeron
                        Telephone:  713/623-0790
                        Facsimile:  713/623-2853

                  With a copy (which shall not constitute notice) to:

                        Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                        3400 Chase Tower
                        600 Travis Street
                        Houston, Texas 77002
                        Attention: Michael T. Peters
                        Telephone: 713/226-1200
                        Facsimile: 713/223-3717

            The address of either party set forth above may be changed by such party by delivering notice of such change to the other party to this Agreement. Any notice mailed shall be deemed to have been given and received on the third business day following the day of deposit in the United States mail.

      SECTION 3.6 ASSIGNMENTS. The rights and obligations of the parties under this Agreement may not be assigned, except that Purchaser may, at its option, assign one or more of this rights or obligations under this Agreement to any of its Affiliates or in connection with a transfer of all or substantially all of the assets or stock of Purchaser or a merger or consolidation of Purchaser with and into another corporation or other entity; provided, however, any such assignment shall not relieve Purchaser of its obligations hereunder.

      SECTION 3.7 REMEDIES. Purchaser, Weimar and the Sellers hereby agree that if Weimar or the Sellers violates or threatens to violate any of the provisions of this Agreement, it would be difficult to determine the entire cost, damage or injury which Purchaser would sustain. Notwithstanding the above, Weimar and the Sellers acknowledge that if they violate or threaten to violate any of the provisions of this Agreement, Purchaser may have no adequate remedy at law. In that event, Purchaser shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation or threatened violation by Weimar and the Sellers of any provision of this Agreement or to compel specific performance by Weimar and the Sellers of one or more of their obligations under this Agreement (any requirements for posting of bonds for injunction are hereby expressly waived). The seeking or obtaining by Purchaser of such injunctive relief shall not foreclose or in any way limit the right of the Purchaser to obtain a money judgment against Weimar or the Sellers for any damage to the Purchaser that may result from any breach by Weimar or the Sellers of any provision of this Agreement.

      SECTION 3.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise

RIGHT OF FIRST REFUSAL              4                                  Version 2
govern under applicable Delaware principles of conflicts of law) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

      SECTION 3.9 ARBITRATION.   Subject to Section 3.7 above:

            (a) Any issue, controversy or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement within 60 days' notice thereof shall be resolved exclusively by final and binding arbitration in San Francisco, California, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof; PROVIDED, HOWEVER, that the parties shall have the right to agree among themselves as to the amount of the claim.

            (b) The arbitrators shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within 15 days following receipt by one party of the other party's notice of arbitration, each party shall select one arbitrator and the two resulting arbitrators shall mutually agree on a third arbitrator from a list or lists of proposed arbitrators submitted by AAA. For purposes of this SECTION 3(H), Allvest and Weimar shall be considered one party. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that
      (i) the number of preemptory strikes shall not be limited and (ii) if the parties' arbitrators fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but, subject to
      SECTION 3.9(C) hereof, shall continue to submit additional lists until an arbitrator has been selected. Initially, however, promptly following its receipt of a request to submit a list of proposed arbitrators, AAA shall convene the parties' arbitrators in person or by telephone and attempt to facilitate their selection of the third arbitrator by agreement. If an arbitrator should die, withdraw or otherwise become incapable of serving, replacement shall be selected and appointed in the same manner as the initial third arbitrator.

            (c) If the third (or successor) arbitrator has not been selected following submission of three or more lists by AAA, either party may declare the existence of an impasse by giving written notice to the other. In that event, the third (or successor) arbitrator shall be selected in the following manner: Each party shall designate three proposed arbitrators whose names appear on any of the lists previously submitted by AAA. The parties shall then eliminate five of the designated names by alternately striking one, and the person whose name remains shall serve as arbitrator. If necessary, the party to make the first strike shall be designated by lot.

            (d) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs and the award.

RIGHT OF FIRST REFUSAL              5                                  Version 2

            (e) Upon the motion of either party, and for good cause shown, the arbitrators, by majority vote, may make any order which justice requires to protect a party from the disclosure of proprietary, privileged or confidential business information, including orders (i) that depositions or hearings be conducted with no one present except the lead attorney for the respective parties and persons designated by a majority of the arbitrators, and (ii) that depositions, exhibits, other documents filed with the arbitrators or transcripts of the hearing be sealed and not disclosed except as specified by the arbitrators.

      SECTION 3.10 COVENANT NOT TO COMPETE. Notwithstanding any other provision set forth herein, this Agreement shall not be construed to permit Weimar, the Sellers or any of their Affiliates to engage in any lines of business restricted by the Covenant Not to Compete Agreement dated of even date herewith among the Sellers, Weimar and Purchaser (the "NONCOMPETE AGREEMENT"), and in the event of any conflict between this Agreement and the Noncompete Agreement, the terms and provisions of the Noncompete Agreement shall control.

RIGHT OF FIRST REFUSAL              6                                  Version 2

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    CORNELL CORRECTIONS, INC.



                                    By:
                                    Name:
                                    Title:



                                    ALLVEST CORPORATION



                                    By:_________________________________
                                        William Weimar, Chairman



                                    ST. JOHN INVESTMENTS, INC.



                                    By:_________________________________
                                        William Weimar, Chairman




                                    ____________________________________
                                    William Weimar

RIGHT OF FIRST REFUSAL              7                                  Version 2

                                    EXHIBIT A
                                BUSINESS INTEREST


Allvest House North

RIGHT OF FIRST REFUSAL              8                                  Version 2

                                                                  EXHIBIT 9.1(w)

                        COVENANT NOT TO COMPETE AGREEMENT
                          (SELLERS AND WILLIAM WEIMAR)

      This Covenant Not to Compete Agreement dated _________ __, 1998 ( this "AGREEMENT"), is by and among Cornell Corrections, Inc., a Delaware corporation ("PURCHASER"), William Weimar ("WEIMAR"), Allvest Corporation
("ALLVEST") and St. John Investments, Inc. ("ST. JOHN").   (Allvest and St.
John are collectively referred to herein as the "SELLERS.")

      WHEREAS, Purchaser has entered into an Asset Purchase Agreement with Weimar and the Sellers dated as of June 20, 1998 (the "ASSET PURCHASE AGREEMENT"); and

      WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, certain of the Sellers' assets as more fully described in the Asset Purchase Agreement; and

      WHEREAS, Purchaser wishes to secure from the Sellers and Weimar their agreement not to compete with Purchaser and not to disclose certain information belonging to Purchaser in order that Purchaser can successfully operate the business purchased pursuant to the Asset Purchase Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and the promises contained herein and the transactions contemplated by the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
            ACKNOWLEDGMENTS AND AGREEMENTS BY THE SELLERS AND WEIMAR

The Sellers and Weimar hereby acknowledge and agree that:

            (a) Purchaser would not have purchased the Sellers' assets pursuant to the Asset Purchase Agreement if the Sellers and Weimar had not executed and delivered this Agreement to Purchaser;

            (b) The Sellers and Weimar, as the sole shareholder and as an officer and director of the Sellers, have had access to information that is confidential to Purchaser, that constitutes a valuable, special and unique asset of Purchaser, and with respect to which Purchaser is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including, without limitation, those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for enforcement of this Agreement is brought); and

COVENANT NOT TO COMPETE                1                               Version 2

            (c) In consideration of the sale by the Sellers to Purchaser of such assets pursuant to the Asset Purchase Agreement, the Sellers received from Purchaser substantial consideration, the receipt of which by the Sellers will enable Weimar to fully support himself in financial independence in a manner at least consistent with his past practices and without the necessity of engaging in any business of a type conducted by the Sellers or Purchaser.

                                    ARTICLE 2
                            NON-COMPETITION COVENANT

      SECTION 2.1 Beginning on the date hereof and extending for a period thereafter of (x) ten (10) years with respect to the State of Alaska, and (y) five (5) years with respect to the remainder of the United States other than Washington, Idaho and Oregon (such periods of time being referred to herein as the "COVENANT PERIOD"), the Sellers and Weimar agree that they will not, and will cause each of their respective Affiliates not to, (directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to, representative, or in any other capacity):

            (a) carry on or be engaged or otherwise take part in (whether for their own account or for the account of any other person, other than Purchaser or its Affiliates), or render any service (whether for or without compensation) to any person (other than Purchaser or its Affiliates) who or which is directly or indirectly engaged in, any Business (as defined below) in the State of Alaska or the remainder of the United States other than Washington, Idaho or Oregon;

            (b) share in the earnings of, or beneficially own or hold any security issued by, or otherwise own or hold any interest in, any person who or which is directly or indirectly engaged in any Business in the State of Alaska or the remainder of the United States other than Washington, Idaho or Oregon;

            (c) request that any present, future or prospective customer or supplier of Purchaser or any of its Affiliates curtail or cancel its business, or refrain from doing business, with Purchaser or any of its Affiliates; or

            (d) directly or indirectly hire, or solicit the employment or services of, or cause or attempt to cause to leave the employment or service of Purchaser or its Affiliates, any person who or which is employed by, or otherwise engaged to perform services for Purchaser or any of its Affiliates (whether in the capacity of employee, consultant, independent contractor or otherwise).

      SECTION 2.2 Beginning on the date hereof and extending for a period of five (5) years thereafter, the Sellers and Weimar agree that they will not, and will cause each of their respective Affiliates not to, (directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to,

COVENANT NOT TO COMPETE                2                               Version 2
representative, or in any other capacity) house (or provide housing or Business-related services to) any offenders or other individuals from states other than Washington, Idaho or Oregon in the States of Washington, Idaho or Oregon.

      SECTION 2.3 Without limiting the generality of the provisions of this
ARTICLE 2, Weimar, any Seller or any of their respective Affiliates shall be deemed to be engaged in a particular business if such person (whether alone or in association with one or more other persons) is an owner, proprietor, partner, stockholder, officer, employee, independent contractor, director or joint venturer of, or a consultant or lender to, or an investor in any manner in, any person who or which is directly or indirectly engaged in such business.

      SECTION 2.4 Notwithstanding any other provisions set forth in this Agreement, the restrictions set forth in SECTIONS 2.1 (A) AND (B), shall not restrict Weimar and the Sellers from completing and operating the Fort Greely Prison Project.

      SECTION 2.5 Weimar and the Sellers acknowledge and agree that the limitations imposed by this non-competition covenant as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Purchaser.

      SECTION 2.6 "BUSINESS" means any corrections-related business, including but not limited to those corrections-related businesses previously, currently or proposed to be conducted by Purchaser, the Sellers or any of their Affiliates, including but not limited to owning, operating, designing, developing and constructing:

            (a) adult secure institutional correctional and detention facilities;

            (b)   adult and juvenile pre-release correctional facilities;

            (c)   juvenile correctional and detention facilities; or

            (d) any business competitive with (i), (ii) or (iii) above.

      SECTION 2.7 "AFFILIATE" means, with respect to a specified person, (i) any entity of which such person is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 5% or more of any class of equity security thereof or other financial interest therein; (ii) if such person is an individual, any relative or spouse of such individual, or any relative of such spouse (such relative being related to the individual in question within the second degree) and any entity of which any such relative, spouse, or relative of spouse is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 5% or more of any class of equity security thereof or other financial interest therein; (iii) if such person is an entity, any director, executive officer, partner, trustee or other fiduciary or any direct or indirect beneficial owner of 5% or more of any class of equity security of, or other financial interest in, such entity; or (iv) any person that directly, or

COVENANT NOT TO COMPETE                3                               Version 2
indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified. For purposes of this definition, "CONTROL" (including "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                                    ARTICLE 3
                            CONFIDENTIAL INFORMATION

      During the Covenant Period and thereafter, Weimar and the Sellers shall (and they shall cause their Affiliates to) hold in strict confidence, and shall not disclose to any person (other than officers, directors, employees, agents and consultants of Purchaser) any confidential information of Purchaser or its Affiliates. For purposes of this ARTICLE 3, the term "CONFIDENTIAL INFORMATION" shall include, without limitation, trade secrets, client and customer lists, client or consultant contracts and the details thereof, pricing policies, operational methods, marketing plans or strategies, business acquisition and expansion plans, personnel acquisition plans and all other information pertaining to the business of Purchaser or its Affiliates, whether previously existing or pursuant to operation of the businesses purchased pursuant to the Asset Purchase Agreement, that is not publicly available. Weimar and the Sellers shall not (and they shall cause their Affiliates not to) use such confidential information except for the sole benefit of Purchaser.

                                    ARTICLE 4
                                    REMEDIES

      Purchaser, Weimar and the Sellers hereby agree that if Weimar or the Sellers violate or threaten to violate any of the provisions of this Agreement, it would be difficult to determine the entire cost, damage or injury which Purchaser and its Affiliates would sustain. Notwithstanding the above, Weimar and the Sellers acknowledge that if they violate or threaten to violate any of the provisions of this Agreement, Purchaser may have no adequate remedy at law. In that event, Purchaser shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation or threatened violation by Weimar and the Sellers of any provision of this Agreement or to compel specific performance by Weimar and the Sellers of one or more of their obligations under this Agreement (any requirements for posting of bonds for injunction are hereby expressly waived). The seeking or obtaining by Purchaser of such injunctive relief shall not foreclose or in any way limit the right of the Purchaser to obtain a money judgment against Weimar or the Sellers for any damage to the Purchaser that may result from any breach by Weimar or the Sellers of any provision of this Agreement.

COVENANT NOT TO COMPETE                4                               Version 2

                                    ARTICLE 5
                            REFORMATION OF COVENANTS

      SECTION 5.1 Weimar and the Sellers acknowledge that the covenants contained in ARTICLES 2 AND 3 are reasonable in geographical and temporal scope and in all other respects. If any court determines that any of such covenants, or any part thereof, are unenforceable, then (a) the remainder of such covenants shall not be affected by such determination and (b) those of such covenants that are determined to be unenforceable because of the duration or scope thereof shall be reformed by the court to reduce their duration or scope so as to render the same enforceable against Weimar and the Sellers.

                                    ARTICLE 6
                                  MISCELLANEOUS

      SECTION 6.1 SEVERABILITY. The unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      SECTION 6.2 WAIVERS. No delay or omission by Purchaser in exercising any right of Purchaser under this Agreement shall operate as a waiver of that or any other right. A waiver by Purchaser on any one occasion of any particular right shall be effective only in that particular instance and shall not be construed as a waiver of that or any other right on any other occasion.

      SECTION 6.3 AMENDMENT OF THIS AGREEMENT. This Agreement may be amended only by an amendment hereto in writing that is executed by Purchaser, Weimar and the Sellers.

      SECTION 6.4 HEADINGS FOR CONVENIENCE ONLY. The headings contained in this Agreement are intended solely for the convenience of the parties to this Agreement and shall not affect their rights.

      SECTION 6.5 NOTICES. All notices and other communications required or permitted to be delivered pursuant to any provision of this Agreement shall be in writing and addressed as follows:

            (a)    If to the Sellers or Weimar, to:

                        c/o Mr. Brian W. Durrell
                        Brian W. Durrell, P.C.
                        1400 West Benson Blvd., Suite 370
                        Anchorage, Alaska 99503
                        Telephone:  907/258-3225
                        Facsimile:  907/258-3229

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
            (b) If to Purchaser, to:

                        Cornell Corrections, Inc.
                        4801 Woodway, Suite 100E
                        Houston, Texas 77056
                        Attention: Brian E. Bergeron
                        Telephone:  713/623-0790
                        Facsimile:  713/623-2853

            With a copy (which shall not constitute notice) to:

                        Liddell, Sapp, Zivley, Hill & LaBoon, LLP
                        3400 Chase Tower
                        600 Travis Street
                        Houston, Texas 77002
                          Attention: Michael T. Peters
                             Telephone: 713/226-1200
                             Facsimile: 713/223-3717

      The address of either party set forth above may be changed by such party by delivering notice of such change to the other party to this Agreement. Any notice mailed shall be deemed to have been given and received on the third business day following the day of deposit in the United States mail.

      SECTION 6.6 ASSIGNMENTS. The rights and obligations of the parties under this Agreement may not be assigned, except that Purchaser may, at its option, assign one or more of its rights or obligations under this Agreement to any of its Affiliates or in connection with a transfer of all or substantially all of the assets or stock of Purchaser or a merger or consolidation of Purchaser with and into another corporation or other entity; provided, however, any such assignment shall not relieve Purchaser of its obligations hereunder.

      SECTION 6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

      SECTION 6.8 ARBITRATION.   Subject to ARTICLE 4 above:

            (a) Any issue, controversy or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement within 60 days' notice thereof shall be resolved exclusively by final and binding arbitration in San Francisco, California in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), and judgment on the award rendered by the arbitrator

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
      may be entered by any court having jurisdiction thereof; PROVIDED, HOWEVER, that the parties shall have the right to agree among themselves as to the amount of the claim.

            (b) The arbitrators shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within 15 days following receipt by one party of the other party's notice of arbitration, each party shall select one arbitrator and the two resulting arbitrators shall mutually agree on a third arbitrator from a list or lists of proposed arbitrators submitted by AAA. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (i) the number of preemptory strikes shall not be limited and (ii) if the parties' arbitrators fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but, subject to (c) below, shall continue to submit additional lists until an arbitrator has been selected. Initially, however, promptly following its receipt of a request to submit a list of proposed arbitrators, AAA shall convene the parties' arbitrators in person or by telephone and attempt to facilitate their selection of the third arbitrator by agreement. If an arbitrator should die, withdraw or otherwise become incapable of serving, replacement shall be selected and appointed in the same manner as the initial third arbitrator.

            (c) If the third (or successor) arbitrator has not been selected following submission of three or more lists by AAA, either party may declare the existence of an impasse by giving written notice to the other. In that event, the third (or successor) arbitrator shall be selected in the following manner: Each party shall designate three proposed arbitrators whose names appear on any of the lists previously submitted by AAA. The parties shall then eliminate five of the designated names by alternately striking one, and the person whose name remains shall serve as arbitrator. If necessary, the party to make the first strike shall be designated by lot.

            (d) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs and the award.

            (e) Upon the motion of either party, and for good cause shown, the arbitrators, by majority vote, may make any order which justice requires to protect a party from the disclosure of proprietary, privileged or confidential business information, including orders (i) that depositions or hearings be conducted with no one present except the lead attorney for the respective parties and persons designated by a majority of the arbitrators, and (ii) that depositions, exhibits, other documents filed with the arbitrators or transcripts of the hearing be sealed and not disclosed except as specified by the arbitrators.

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
      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    CORNELL CORRECTIONS, INC.


                                    By:
                                    Name:
                                    Title:


                                    ____________________________________
                                    William Weimar


                                    ALLVEST CORPORATION



                                    By:__________________________________
                                         William Weimar, Chairman


                                    ST. JOHN INVESTMENTS, INC.



                                    By:__________________________________
                                          William Weimar, Chairman


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